                            MERGER PURCHASE AGREEMENT

                                      AMONG

                                TROY GROUP, INC.,

                                  AS PURCHASER,

                                       AND

                          TROY MERGER SUBSIDIARY, INC.

                            AS MERGER SUBSIDIARY AND
                              SURVIVING CORPORATION

                                       AND

                                XCD INCORPORATED,

                              AS TARGET CORPORATION

                                     AND ITS

                                  SHAREHOLDERS

                          DATED AS OF OCTOBER 28, 1998

                                TABLE OF CONTENTS

1. Defined Terms.....................................................................1

2. The Merger Transaction............................................................6
   2.1. The Merger...................................................................6
   2.2. The Closing..................................................................6
   2.3. Actions at the Closing.......................................................6
   2.4. Effect of Merger.............................................................7
   2.5. Procedure for Payment of XCD Shareholders....................................7
   2.6. Dissenting XCD Shares........................................................8
   2.7. Adjustments Upon Changes in Capitalization...................................8
   2.8. Restricted Securities........................................................8
   2.9. Holdback.....................................................................9

3. Other Agreements..................................................................9
   3.1. Repayment of Certain XCD Obligations.........................................9
   3.2. Employment Agreements........................................................9
   3.3. Non-Solicitation Agreement...................................................9
   3.4. Confidentiality.............................................................10

4. Representations and Warranties of the Target Corporation and each of the XCD
   Shareholders.....................................................................10
   4.1. Organization and Good Standing..............................................10
   4.2. Authority...................................................................10
   4.3. No Subsidiaries.............................................................11
   4.4. Financial Statements........................................................11
   4.5. Leaseholds and Improvements.................................................11
   4.6. Real Property...............................................................11
   4.7. Personal Property...........................................................11
   4.8. Intellectual Property Rights................................................12
   4.9. Litigation..................................................................12
   4.10. Compliance with Laws.......................................................13
   4.11. Entire Business............................................................13
   4.12. Contracts..................................................................13
   4.13. Receivables: Payables......................................................14
   4.14. Certain Transactions.......................................................15
   4.15. Employees..................................................................16
   4.16. Employee Benefit Plans.....................................................16
   4.17. Licenses and Permits.......................................................19
   4.18. Transactions with Affiliates...............................................20
   4.19. Truthfulness...............................................................20
   4.20. Unlawful Payments..........................................................20
   4.21. Insurance..................................................................20
   4.22. Environmental Matters......................................................21


                                        i

   4.23. Status of XCD Shareholders.................................................21
   4.24. Tax Matters................................................................21
   4.25. No Sale....................................................................22
   4.26. Brokers and Finders........................................................22
   4.27. Purchase Commitments.......................................................22
   4.28. Certain Reports............................................................22
   4.29. Certain Payments to Shareholders...........................................22
   4.30. Bank and Securities Accounts...............................................22
   4.31. Charter Documents..........................................................23
   4.32. Capitalization.............................................................23
   4.33. Officers and Directors.....................................................23
   4.34. Dividends..................................................................23

5. Representations and Warranties of Purchaser and Merger Subsidiary................23
   5.1. Organization................................................................24
   5.2. Authority...................................................................24
   5.3. Litigation..................................................................24
   5.4. Truthfulness................................................................24
   5.5. Capitalization..............................................................24
   5.6. Material Changes............................................................25
   5.7. No Default..................................................................25
   5.8. Board and Shareholder Action................................................25
   5.9. Compliance with Laws Generally..............................................25
   5.10. Financial Statements.......................................................26
   5.11. Employee Benefit Plans.....................................................26
   5.12. ...........................................................................28
   5.13. Tax Matters................................................................28

6. Further Covenants and Agreements.................................................29
   6.1. Conduct of Business.........................................................29
   6.2. Third Party Consents........................................................32
   6.3. Access: Information.........................................................32
   6.4. Audited Financial Statements................................................32
   6.5. Interim Financial Statements and Other Financial Reports....................32
   6.6. Insurance Proceeds..........................................................33
   6.7. California Franchise Board Tax Clearance....................................33
   6.8. Financing...................................................................33

7. Conditions Precedent to Obligations of Purchaser and Merger Subsidiary...........33
   7.1. Opinion of Counsel..........................................................33
   7.2. Performance by Target Corporation and XCD Shareholders......................33
   7.3. Representations and Warranties..............................................33
   7.4. No Actions or Proceedings...................................................33
   7.5. No Material Adverse Change..................................................34
   7.6. Officer's Certificate.......................................................34

                                        ii

   7.7. Satisfaction of Counsel.....................................................34
   7.8. Consents and Estoppels......................................................34
   7.9. Title Reports...............................................................34
   7.10. Employment Agreements......................................................34
   7.11. Merger Documents...........................................................35
   7.12. California Franchise Tax Board Clearance...................................35
   7.13. Investment Letters.........................................................35
   7.14. Financing..................................................................35
   7.15. No Dissenters..............................................................35

8. Conditions Precedent to Obligations of XCD.......................................35
   8.1. Opinion of Counsel..........................................................35
   8.2. Performance by Purchaser....................................................35
   8.3. Representations and Warranties..............................................35
   8.4. No Actions or Proceedings...................................................35
   8.5. Officer's Certificate.......................................................35
   8.6. Employment Agreements.......................................................36
   8.7. Satisfaction of Counsel.....................................................36
   8.8. Merger Documents............................................................36
   8.9. Merger Consideration........................................................36
   8.10.............................................................................36
   8.11.............................................................................36

9. Indemnification..................................................................36
   9.1. Indemnities.................................................................36
   9.2. Claims Procedures...........................................................37
   9.3. Limitations.................................................................38

10. Miscellaneous...................................................................38
   10.1. Attorneys'Fees.............................................................38
   10.2. Expenses...................................................................38
   10.3. Amendments and Waivers.....................................................38
   10.4. Transferability Assignment.................................................38
   10.5. Termination................................................................38
   10.6. Notices....................................................................39
   10.7. Governing Law; Choice of Forum.............................................40
   10.8. Partial Invalidity.........................................................40
   10.9. Section Headings...........................................................40
   10.10. Counterparts..............................................................40
   10.11. Entire Agreement..........................................................40
   10.12. Public Announcements......................................................40
   10.13. Gender....................................................................40
   10.14. No Waiver: Cumulative Remedies............................................40
   10.15. Survival..................................................................41


                            MERGER PURCHASE AGREEMENT

                             EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBITS "A-1" -       Employment Agreements

EXHIBIT "B"            Form Of Agreement Of Merger To Be Filed With Secretary Of
                       State Of California and Delaware

EXHIBIT "C"            FORM OF REGISTRATION RIGHTS AGREEMENT

SCHEDULES

Schedule 3.1.1         XCD Shareholder Loans
Schedule 3.1.2         XCD Deferred Compensation Obligations
Schedule 2.4.4         Officers and Directors of Surviving Corporation
Schedule 2.4.5         Merger Consideration Schedule (for each XCD Shareholder)
Schedule 4.1           Organization and Good Standing
Schedule 4.2           Required Consents; Conflicts
Schedule 4.3           Related Companies
Schedule 4.4           HIstorical Financial Statements
Schedule 4.5           Leaseholds
Schedule 4.6           Real Property
Schedule 4.7           Liens
Schedule 4.8           Intellectual Property Rights
Schedule 4.9           Litigation
Schedule 4.12          Contracts
Schedule 4.13          Receivables
Schedule 4.14          Certain Transactions
Schedule 4.15          Employees
Schedule 4.16          Employee Plans
Schedule 4.18          Transactions with Affiliates
Schedule 4.21          Insurance
Schedule 4.25          Taxes
Schedule 4.29          Certain Payments to Shareholders
Schedule 4.30          Bank and Securities Accounts
Schedule 4.32          Capitalization
Schedule 4.33          Officers and Directors

                             MERGER PURCHASE AGREEMENT

       This MERGER PURCHASE AGREEMENT is dated as of October 28, 1998, ("Agreement"), among TROY GROUP, INC., a Delaware corporation ('Purchaser"), TROY MERGER SUBSIDIARY, INC., a Delaware corporation ("Merger Subsidiary" or, after giving effect to the merger described in this Agreement, the "Surviving Corporation"), and XCD, INCORPORATED, a California corporation "XCD"" or the "Target Corporation") and the shareholders of Target Corporation identified on the signature page hereto the "XCD Shareholders."

       This Agreement contemplates a transaction in which Purchaser will acquire all of the outstanding capital stock of XCD for cash and common stock of Purchaser through a forward subsidiary merger of Target Corporation with and into Merger Subsidiary, with Merger Subsidiary to be the Surviving Corporation. Such acquisition is intended to qualify as a partially tax-free reorganization within the meaning of Section 368(a)(i)(A) of the Internal Revenue Code of 1986, as amended.

       NOW, THEREFORE, in consideration of the premises and the respective promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

1. DEFINED TERMS. The following terms shall have the respective meanings ascribed to them below:

       "Affiliate" shall mean, with respect to any party, any person who directly or indirectly through stock ownership or through any other arrangement either controls, or is controlled by, or is under common control with, such party. The term "control" shall mean the power to direct the affairs of such party by reason of ownership of voting stock or other equity interests, by contract or otherwise.

       "Agent" shall mean Mr. Keith Sugawara, as agent for all of the XCD Shareholders with respect to claims under Section 9 hereof In the event of the death or incapacity of Mr. Keith Sugawara, "Agent" shall mean such other person designated by a majority in interest of the XCD Shareholders.

       "Assets" shall mean all of the assets, properties, interests, cash on hand and in bank accounts, cash equivalents, investments, marketable securities, business, goodwill, claims and other rights of the Target Corporation of every kind and nature whatever, tangible or intangible, vested or unvested, fixed, contingent or otherwise, real, personal or mixed, and wherever located, whether or not reflected on the books and records of the Target Corporation and whether or not described herein or in any of the exhibits or schedules delivered or to be delivered to Purchaser hereunder, including, without limitation, all respective right, title and interest of the Target Corporation in, to and under the names "XCD INCORPORATED" and "XCD," the Tangible Personal Property (including the Inventories); the Leaseholds; the Improvements; all rights, benefits, privileges and interests under the Contracts (including all security and other deposits thereunder); Receivables; Licenses; Intellectual Property Rights; Warranties; Records; prepaid expenses; backlog; advances; rights, benefits, claims, credits, prorations and refunds due or belonging to the Target Corporation under any Contracts or insurance policies or otherwise; and all rights to any deposits made by the Target Corporation to obtain goods, services, rights or privileges of any kind; and including all of the foregoing acquired by or on behalf of the Target Corporation between the date of this Agreement and the Closing Date.

       "Audit Accountants" shall have the meaning set forth in Section 6.4.

       "Audited Financial Statements" shall mean the audited balance sheet and results of operations (including audited statements of income or loss, cash flows and shareholders' equity) of the Target Corporation as of and for the fiscal years ended December 31, 1996 (reviewed, not audited) and December 31, 1997.

       "Business" shall mean, collectively, the business of the Target Corporation, which, in the aggregate, includes all current operations, but is not necessarily limited to the sale of existing products and the research, development and sale of other proprietary and non-proprietary software and hardware.

       "California Franchise Tax Board Clearance" shall mean the franchise tax clearance required to be issued by the State of California in connection with the XCD Merger.

       "Capital Stock Change" shall have the meaning specified in Section 2.7.

       "Closing" shall have the meaning specified in Section 2.2.

       "Closing Date" shall have the meaning specified in Section 2.2.

       "COBRA" shall have the meaning specified in Section 4.16.6.

       "Confidential Information" means any information concerning the business and affairs of the Purchaser or XCD which is not generally known or available to the public.

       "Contracts" shall mean, collectively, and "Contract" shall mean, individually, all leases relating to Leaseholds, distribution agreements, franchise agreements and arrangements, maintenance agreements, service agreements, equipment or other personal property leases, arrangements regarding the loaning of equipment or value added services, use agreements, loan, credit, or financing agreements of any kind, security agreements, chattel or leasehold mortgages, license agreements, agency agreements, purchase orders, sales orders, blanket or master agreements with customers, supply contracts, output or requirements contracts, commitments to purchase or sell goods, products or services of any kind, stockholders agreements, stock redemption agreements, stock option, warrant, purchase or rights agreements, any other agreements relating to or affecting the capital stock of the Target Corporation, buy-sell agreements, indentures, notes, restrictive covenants of any kind, and other contracts and agreements of any kind or nature, whether written or oral, to which the Target Corporation is a party or by which the Target Corporation or the Assets or the Business (in whole or in part) are subject, and all rights, interests, benefits and privileges arising thereunder.

       "Dissenting XCD Shares" shall have the meaning specified in Section
2.6.

       "Effective Time" shall have the meaning specified in Section 2.4.

       "Employee" shall mean, as the context requires, any former or current, active or inactive, employee, officer, agent, consultant, independent contractor or subcontractor of the Target Corporation.

       "Employee Agreement" shall have the meaning specified in Section
4.16.1.

       "Employee Plan" shall have the meaning specified in Section 4.16.1.

       "Employment Agreement" shall mean the Employment Agreement to be executed and delivered by the Surviving Corporation, as employer, and the Employee(s), as employee, on the Closing Date, in the forms attached as Exhibits "A-1" through "A-5."

       "Environmental Laws" shall have the meaning specified in Section 4.22.

       "ERISA" shall have the meaning specified in Section 4.16.1.

       "GAAP" shall mean generally accepted accounting principles, consistently applied.

       "Hazardous Substances" shall have the meaning specified in Section
4.22.

       "Historical Financial Statements" shall mean the unaudited balance sheet and results of operations (including unaudited statements of income or loss, cash flows and shareholders' equity) of the Target Corporation as of and for the nine (9) month period ending September 30, 1998, and the Audited Financial Statements.

       "Improvements" shall have the meaning specified in Section 4.5.

       "Indebtedness" shall mean any (i) debt for the payment of money or borrowed money or for the deferred purchase price of property or services,
(ii) obligations evidenced by notes, bonds, debentures or other instruments,
(iii) lease obligations which would normally be capitalized under GAAP, and
(iv) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of others of any of the types referred to in clauses (i), (ii) or (iii) above.

       "Interim Financial Statements" shall mean the Target Corporation's internal unaudited balance sheet and statement of income or loss as of and for the month ending September 30, 1998 and as and for each month thereafter the last day of which is more than fifteen (15) days prior to the Closing Date.

       "Intellectual Property Rights" shall mean (i) Patents, (ii) Know-how,
(iii) Trademarks, (iv) Trade Names, and (v) shop rights, copyrights, inventions, technology, service marks and all other intellectual property rights, whether registered or not.

       "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

       "Inventories" shall mean all inventories of XCD.

       "Inventory List" shall have the meaning specified in Section 4.7.3.

       "Key Employees" shall mean Keith Sugawara, Bill (William) Hegardt, Jon Asahina, Jim (James) Okubo, Lee Aydelotte, Ronald Kanemura and Bill (William) Gibson.

       "Know-how" shall mean all trade secrets, know-how (including, without limitation, product know-how and use and application know-how), processes, product designs, specifications, work flow analyses, charts and designs, selling, quoting, bidding and other business techniques, methods and systems, customer requirements, quality control procedures, computer databases and software, telephone numbers, facsimile numbers, technology and all other information and similar intangibles, including, without limitation, technical information, safety information, research records, market information and surveys and all promotional literature, customer and supplier lists (and all other information relating to suppliers and customers) and similar data.

       "Leaseholds" shall mean the real property and interests in real property leased or used by the Target Corporation in connection with the Business, or any part thereof; or otherwise.

       "Liabilities" shall mean, collectively, with respect to any Person, all types of Indebtedness, liabilities, obligations, debts, duties and responsibilities of, and all claims, demands, judgments, orders, fines and penalties against, such Person of any kind or nature whatever, fixed or contingent, liquidated or unliquidated, known (but not unknown), disclosed or undisclosed.

       "Licenses" shall mean all local, municipal, state, federal and foreign licenses, franchises, permits, consents, approvals, waivers, rights and authorizations used or required for use in connection with the conduct of the Business (or any part thereof), and all industry certifications of the Business or the Assets (or any part thereof).

       "Lien" shall mean any mortgage, pledge, deed of trust, assignment, lien, charge, encumbrance, judgment, restriction or security interest of any kind or nature whatever, or the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

       "Material Contract" shall mean any, and "Material Contracts" shall mean all, of the following Contracts: (a) any Contract providing for the purchase of Inventories (other than routine purchase orders made in the ordinary course of business consistent with past practice) by, or the sale of Inventories to, the Target Corporation (e.g., distributor, franchise, purchasing and supplier agreements); (b)any Contract (other than routine purchaser orders received in the ordinary course of business consistent with past practice) with any customer of the Target Corporation; (c) any Contract relating to borrowings made by the Target Corporation, or pursuant to which Assets of the Target Corporation are pledged or assigned as collateral, or the Business (in whole or in part) is restricted; (d) any Contract which in any manner relates to the capitalization, capital structure or authorized shares of the Target Corporation, or to any XCD Shares, or to rights (contingent or otherwise) to acquire any security of; or interest in, the Target Corporation or the Business, including any agreement between or among any XCD Shareholders relating to the Target Corporation or the Business (whether or not the Target Corporation is a party thereto); (e) any Contract which is not terminable upon ninety (90) days (or shorter) notice without liability or cost to the Target Corporation, (f) any Contract relating to any of the Leaseholds; (g) any Contract relating to insurance for the Business or the Assets, any Employee Plan, any Intellectual Property Rights or any Licenses; (h) any Contract relating to any of the real property; (i) any Contract which a reasonably prudent business person knowledgeable of the Business and exercising reasonable business judgment would deem material to the Business; and (j) any Contract entered into Outside of the ordinary course of business consistent with past practice.

       "Merger" shall have the meaning specified in Section 2.1.

       "Merger Consideration" shall have the meaning specified in Section
2.4.5.

       "Merger Subsidiary" shall mean Troy Merger Subsidiary, Inc., a Delaware corporation, and a wholly-owned subsidiary of Purchaser.

       "Patents" shall mean patents (including all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed and all other patent rights (including, without limitation, all claims against third parties for past infringement not heretofore asserted).

       "Person" shall mean any natural person, corporation, association, partnership, governmental agency or subdivision thereof; joint venture or other entity.

       "Purchaser" shall mean Troy Group, Inc., a Delaware corporation.

       "Purchaser's S-1 Registration Statement" shall mean Registration No. 333-5 1523 as filed with the SEC, and all amendments or supplements thereto.

       "Receivables" shall mean, collectively, all accounts receivable, claims, notes and other amounts receivable by, or owed to, the Target Corporation or which may be claimed by the Target Corporation as a result of the operation or ownership of the Business (or any part thereof), including, without limitation, all amounts due from franchisees, customers, vendors and Employees, together with any unpaid financing charges accrued thereon, whether or not arising in the ordinary course of business.

       "Records" shall mean, collectively, originals, or, to the extent originals are not available, true and complete copies, of all business, accounting and financial records, including corporate minute books and records, and stock ledgers and records, property records, contract records, personnel records, correspondence, files, books and documents of the Target Corporation, including, without limitation, production, testing, quality control, sales, marketing and advertising data and materials, customer and supplier records and mailing lists of any and all types, vendor and customer invoices, billing records, software and related documentation, art work, photographs and advertising material, manuals and teaching aids, and all other records relating to the Business as presently and heretofore conducted.

       "SEC" shall mean the Securities and Exchange Commission.

       "Securities Act" shall mean the Securities Act of 1933, as amended.

       "Surviving Corporation" shall mean Merger Subsidiary after giving effect to the Merger.

       "Tangible Personal Property" shall mean, collectively, all fixed assets, machinery, equipment, tools, vessels, containers, computers, vehicles, furniture, fixtures, leasehold improvements, office equipment, plant, supplies, inventory (including, without limitation, Inventories) and other tangible personal property owned by the Target Corporation of any kind or nature.

       "Target Corporation" shall mean XCD INCORPORATED.

       "Taxes" shall mean all taxes of any kind, including, without limitation, those on, or measured by or referred to as, income, gross receipts, capital gains, built-in gains, retained earnings, sales (including, without limitation, sales taxes due or payable on leases), use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, documentary stamp, intangible (recurring and non-recurring), occupation, premium, property or windfall profits taxes, customs duties or similar fees, import or export duties, and assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.

       "Trademarks" shall mean trademarks, registrations thereof, pending applications therefor and such unregistered rights as may exist through use.

       "Trade Names" shall mean, collectively, trade names, brand marks, trade dress, brand names and all other names and slogans used in connection with the Business embodying the Target Corporation's good will for which no trademark registration has been obtained and for which no application is pending.

       "Troy Share" shall mean a share of common stock, $.01 par value, of Purchaser.

       "Warranties" shall mean, collectively, all warranties in favor of the Target Corporation with respect to any and all Tangible Personal Property (including Inventories) or pursuant to any Contract, including, without limitation, warranties of any supplier of Tangible Personal Property (including Inventories) sold to the Target Corporation, whether resold or to be resold by the Target Corporation to its customers.

       "XCD" shall mean XCD INCORPORATED., a California corporation, which is sometimes herein referred to as "Target Corporation."

       "XCD's Shares" shall mean, collectively, the 37,900,000 shares of common stock of XCD which are issued and outstanding on the date hereof and which, at the Effective Time, shall constitute all of the issued capital stock of XCD.

       "XCD Shareholders" shall mean all of the holders of XCD Shares.

       "XCD Shareholder Loans" shall mean all of the obligations described on
Schedule 3.1.1.

2.     THE MERGER TRANSACTION.

       2.1. THE MERGER. On and subject to the terms and conditions of this Agreement, Target Corporation will merge with and into Merger Subsidiary (the "Merger") at the Effective Time. Merger Subsidiary shall be the corporation surviving the Merger.

       2.2. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Schuler & Associates, 500 Newport Center Drive, Suite 700, Newport Beach, California, commencing at 10:00 a.m. local time on October 30, 1998 or such other place or date as the parties may mutually determine (the "Closing Date"); provided, however, in no event shall the Closing Date be later than November 14, 1998, unless by written agreement such Closing Date is extended by all of the parties hereto.

       2.3. ACTIONS AT THE CLOSING. At the Closing: (i) XCD and/or the XCD Shareholders will deliver or cause to be delivered to Purchaser and Merger Subsidiary the various certificates, instruments, agreements and documents referred to in Section 7 of this Agreement; (ii) Purchaser and Merger Subsidiary will deliver or cause to be delivered to XCD and the XCD Shareholders the various certificates, instruments, agreements and documents referred to in Section 8 of this Agreement; (iii) XCD and Merger Subsidiary will file with the Secretary of State of the State of Delaware Agreement of Merger substantially in the form attached hereto as Exhibit "B;" (iv) Merger Subsidiary shall file the documents required by California Corporations Code Section 1108(d); (v) Purchaser will deliver or will cause to be delivered, or provide for the delivery of; the Merger Consideration in the manner provided below in this Section 2; and (vi) Merger Subsidiary shall change its name to TROY XCD, Inc.

2.4.   EFFECT OF MERGER.

       2.4.1. GENERAL. The Merger shall become effective at the time (the "Effective Time") XCD and Merger Subsidiary file the XCD Agreement of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the consummation of the Merger, take any action (including executing and delivering any document) in the name and on behalf of the Target Corporation with which it was merged in order to carry out and effectuate the transactions contemplated by this Agreement.

       2.4.2.    CERTIFICATE OF INCORPORATION. The Certificate of
       Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Subsidiary immediately prior to the Effective Time, except that the name of Merger Subsidiary shall be changed to "TROY XCD, Inc."

       2.4.3. BYLAWS. The Bylaws of the Surviving Corporation shall be the Bylaws of Merger Subsidiary immediately prior to the Effective Time.

       2.4.4. DIRECTORS AND OFFICERS. The director(s) and officers of the Surviving Corporation at and as of the consummation of the Merger shall be as set forth on Schedule 2.4.4 hereto.

       2.4.5. CONVERSION OF XCD SHARES. At and as of the Effective Time, all of the outstanding XCD Shares shall be exchanged for the following (the "Merger Consideration"): (i) an aggregate cash amount of One Million Five Hundred Fifty Thousand Dollars ($1,550,000); and (ii) 171,430 Troy Shares. The Merger Consideration payable to each XCD Shareholder is set forth on Schedule 2.4.5.

       2.4.6. XCD OPTIONS. At and as of the Effective Date, all outstanding options for the purchase of XCD capital stock shall be canceled and shall become null and void.

       2.4.6.1 EMPLOYMENT AGREEMENT OPTIONS. Certain of the Key Employees shall receive options to purchase Troy Shares, all as provided in their Employment Agreements or the exhibits thereto.

       2.4.7. SHARES OF MERGER SUBSIDIARY. None of the issued shares of capital stock of Merger Subsidiary shall be converted as a result of the Merger, but all of such shares shall remain issued shares of capital stock of the Surviving Corporation.

2.5.   PROCEDURE FOR PAYMENT OF XCD SHAREHOLDERS.

       2.5.1. Upon the effectiveness of the Merger, all XCD Shares, without any further action being required, shall automatically be cancelled and be of no further force, effect or significance. At the Closing, all stock certificates evidencing any issued XCD Shares (together with spousal consents, for all married XCD Shareholders, in form and content reasonably satisfactory to Purchaser) shall be delivered to Purchaser. Purchaser may, upon or following the effectiveness of the Merger, mark all of such certificates "void" or "cancelled" and/or take such other action as appropriate or desirable to evidence the cancellation and cessation of existence of all of XCD Shares.

       2.5.2. As soon as reasonably practicable following the Closing Date (but in no event later than the Closing Date), Purchaser shall pay and/or cause to be paid the Merger Consideration in accordance with
       Schedule 2.4.5.

       2.5.3. For the convenience of Purchaser, fractional Troy Shares shall not be issued. Any person who would otherwise be entitled to receive a fractional interest in a Troy Share shall receive, at the time the Merger Consideration is paid one (1) whole Troy Share in lieu of such fractional share.

2.6. DISSENTING XCD SHARES. Should there hereafter arise, for any reason, a situation wherein any shareholder of the Target Corporation could have rights under applicable law to dissent from the approval of the Merger, Purchaser shall NOT be obligated to close the transactions contemplated hereby (even assuming all other conditions precedent to its obligation to close under this Agreement have been satisfied or waived). Holders of dissenting XCD Shares, if any, shall be entitled to such dissenters' rights in respect of the Merger as are set forth in the California Corporations Code, as applicable, and all applicable procedures therein contained shall be observed (such shares are hereinafter referred to as "dissenting XCD Shares"). Holders of Dissenting XCD Shares shall not be considered XCD Shareholders or entitled to the Merger Consideration for any purpose of this Agreement or any Exhibit to this Agreement. It is again emphasized that no Dissenting XCD Shares are anticipated, and that this Section 2.6 has been included only to address any unforeseen circumstance which would create dissenters' rights. In the event that Dissenting XCD Shares do exist, Purchaser and Merger Subsidiary elect to close the transaction, and the payment in solely cash (as opposed to cash and stock) to the dissenters would be required, Schedule 2.4.5 shall be adjusted accordingly. In such event, the number of Troy Shares to be issued as part of the Merger Consideration shall be reduced by the number of Troy Shares applicable to a the Dissenting XCD Shares, as well as the cash portion such Dissenting XCD Shares would have received. Any payments required to be made to Dissenting XCD Shares shall be made by Purchaser (and not the Target Corporation or Merger Subsidiary) and shall reduce the aggregate Merger Consideration on a dollar for dollar basis, as if the holder of such Dissenting XCD Shares had not been a shareholder on the Closing Date.

2.7. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The Target Corporation and the XCD Shareholders shall not cause or permit to occur any. stock split, reverse stock split, stock dividend, reclassification or recapitalization which changes the character or amount (a "Capital Stock Change") of the XCD Shares. Nonetheless, without in any manner limiting Purchaser's or Merger Subsidiary's rights or remedies in respect of any breach of the obligations set forth in the preceding sentence or elsewhere in this Agreement, should a Capital Stock Change with respect to any XCD Shares occur prior to Closing, and Purchaser nevertheless elects to close, Purchaser shall make such adjustments to the Merger Consideration as shall be equitable and appropriate in order to make such Merger Consideration (as a whole and per affected stockholder of the Target Corporation), as nearly as practicable, equivalent in value to such Merger Consideration (as a whole and per affected stockholder of the Target Corporation) prior to the Capital Stock Change.

2.8. RESTRICTED SECURITIES. The Troy Shares to be issued in exchange for shares of the Target Corporation have not been registered under the Securities Act by reason of an exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or exemption from registration and each certificate representing Troy Shares will be endorsed with the following legend and any legend required to be placed thereon by applicable state securities laws:

       "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT."

       2.9. HOLDBACK. Notwithstanding and in addition to the restrictions imposed under Section 2.8 hereof; the XCD Shareholders agree that none of the Troy Shares received as part of the Merger Consideration will be sold, transferred or otherwise disposed of without the prior written consent of Purchaser for a period of one year from and after the Closing Date. Each XCD Shareholder agrees and consents to the entry of a stop transfer instruction with Purchaser's transfer agent against a transfer in violation hereof. Each XCD Shareholder agrees to execute a separate letter for the benefit of Purchaser's underwriters confirming the provisions hereof and agreeing to permit Purchaser's underwriters to act on their behalf in distributing or selling their Troy Shares after the restrictions herein lapse.. The XCD Shareholders shall have the benefit of a Registration Rights Agreement in the form of Exhibit "C" hereof.

3.     OTHER AGREEMENTS.

       3.1.      REPAYMENT OF CERTAIN XCD OBLIGATIONS.

                 3.1.1. REPAYMENT OF SHAREHOLDER LOANS. On or before the Closing Date, Target Corporation must repay $226,752.77 representing all principal and interest on the XCD Shareholder Loans. If, on or prior to the Closing Date, neither XCD nor Merger Subsidiary shall have paid the XCD Shareholder Loans, Merger Subsidiary shall assume the obligation to pay all amounts due with respect to the XCD Shareholder Loans. The XCD Shareholder Loans are described on Schedule 3.1.1 hereto.

                 3.1.2. DEFERRED COMPENSATION OBLIGATIONS. Merger Subsidiary shall assume the obligation to pay all amounts due with respect to the obligations of XCD listed on Schedule 3.1.2.

       3.2. EMPLOYMENT AGREEMENTS. On the Closing Date, certain of the Key Employees and the Surviving Corporation shall execute and deliver the Employment Agreements attached hereto as Exhibits A-1 through A-5.

       3.3. NON-SOLICITATION AGREEMENT. In addition to any covenants contained in any of the Employment Agreements, each XCD Shareholder hereby covenants and agrees that such XCD Shareholder shall not solicit, hire or induce in any. manner any employee, consultant or customer of XCD to cease his or her relationship as such with XCD or Merger Subsidiary at any time while such XCD Shareholder is employed by Merger Subsidiary and for three years after termination of such employment. In such cases where such XCD Shareholder is not employed by XCD or Merger Subsidiary after the Closing Date, such covenant shall run for a period of one year after the Closing Date.

       3.4. CONFIDENTIALITY. Each XCD Shareholder will treat and hold as confidential all of the Confidential Information obtained from Purchaser or Merger Subsidiary in connection with this Agreement and each XCD Shareholder agrees not to disclose any of such Confidential Information to any party without the prior written consent of Purchaser. The restrictions herein contained shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

4. REPRESENTATIONS AND WARRANTIES OF THE TARGET CORPORATION AND EACH OF THE XCD SHAREHOLDERS. As a material inducement to Purchaser to enter into this Agreement, the Target Corporation and the XCD Shareholders, jointly and severally, hereby represent and warrant to Purchaser, Merger Subsidiary and Surviving Corporation, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger), as follows:

       4.1. ORGANIZATION AND GOOD STANDING. The Target Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full power and authority to own or lease its properties and assets as presently owned or leased and to conduct its businesses as presently conducted and to consummate all transactions contemplated to be consummated by it under this Agreement. Except as set forth on Schedule 4.1, the Target Corporation is in good standing and duly qualified to do business in each other jurisdiction in which the ownership, leasing or operation of the Assets or the conduct of the Business by it requires such qualification and where the failure to so qualify would have a material adverse effect on the Business or the Target Corporation.

       4.2. AUTHORITY. Target Corporation has full power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been and, as of the Closing Date, each of such other agreements and instruments will be, duly executed and delivered by the Target Corporation and each XCD Shareholder and (assuming due authorization, execution and delivery by Purchaser and Merger Subsidiary) this Agreement constitutes, and each of such other agreements and instruments when duly executed and delivered by the Target Corporation and each XCD Shareholder will constitute, legal, valid and binding obligations of the Target Corporation and each XCD Shareholder enforceable against the Target Corporation and each XCD Shareholder in accordance with their respective terms. Except as set forth in Schedule 4.2, the execution and delivery by the Target Corporation and each XCD Shareholder of this Agreement and such other agreements and instruments and the consummation by the Target Corporation and each XCD Shareholder of the transactions contemplated hereby and thereby will not (a) violate, or conflict with, result in any breach of; constitute a default (or an event which with notice or lapse of time or both would become a default) under, permit the cancellation of; or result in the creation of a Lien on any of the XCD Shares, the Business or any of the Assets pursuant to, the Articles of Incorporation or Bylaws of the Target Corporation, or any indenture, mortgage, deed of trust, lease, Contract or other agreement or instrument, judgment, order, decree, law, ordinance, rule or regulation to which the Target Corporation or any XCD Shareholder is a party or by which the Target Corporation or any XCD Shareholder or any of the Business or any of the Assets is bound or affected, or the terms of any License held by the Target Corporation, or (b) permit or result in the acceleration of the maturity of ay Indebtedness of the Target Corporation, or of any Indebtedness secured by any Assets. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority or any other person is required or desirable to obtain for or in connection with the execution and delivery by the Target Corporation and each XCD Shareholder of this Agreement or such other agreements and instruments or the consummation by the Target Corporation and each XCD Shareholder of the transactions contemplated hereby or thereby.

       4.3. NO SUBSIDIARIES. The Target Corporation does not own stock or any other equity interest in, or controls, directly or indirectly, any corporation, association, partnership, business, enterprise, joint venture or other entity or person. Except as set forth in Schedule 4.3, the Target Corporation is not a party to any participation, stockholder, joint venture or partnership agreement.

       4.4. FINANCIAL STATEMENTS. The Historical Financial Statements, true, correct and complete copies of which are attached as Schedule 4.4 hereto, (a) were prepared in accordance with the books of account and records of the Target Corporation, (b) present fairly in all material respects the financial position and results of operations of the Target Corporation as of the dates and for the periods indicated therein, (c) were prepared in accordance with GAAP throughout the periods covered thereby (except that the unaudited financial statements do not include notes which would otherwise be required by GAAP), and (d) make full and adequate disclosure of; and provision for, all material Liabilities of the Target Corporation and have adequate reserves for all taxes as of the dates thereof which are required to be disclosed by application of GAAP.

       4.5. LEASEHOLDS AND IMPROVEMENTS. Schedule 4.5 contains a complete list of all real property and interests in real property leased or used by the Target Corporation in connection with the Business (or any part thereof) or otherwise. The improvements located on the real property subject to the Leaseholds (the "Improvements") which are material to the conduct or operation of the Business are, and as of the Closing will be, in operating and working condition, and fit for operation in the usual course of business, ordinary wear and tear excepted. The Target Corporation is the lessee of each of the leasehold estates listed in
       Schedule 4.5 as being leased by it. Schedule 4.5 correctly identifies
       (A) each lease by the Target Corporation of any real property and each space allocation arrangement with any other person covering any real or other material property used in the Business (or any part thereof) and
       (B) each guaranty by the Target Corporation of or relating to, any such lease or space allocation arrangement. Except as set forth in Schedule 4.5, each lease pursuant to which each Leasehold is purported to be granted is valid without any default thereunder by the Target Corporation, or, to the best of the Target Corporation's knowledge, any other party thereto. Such leases are the only leases of real property to which the Target Corporation is a party or where offices of the Business are maintained or on which tangible Assets (except for Inventories in transit) are located. Except as set forth in Schedule 4.5, the Merger will not be subject to any lease restriction or required consent or other approval provision in any such lease.

       4.6. REAL PROPERTY. Except as set forth in Schedule 4.6, the Target Corporation owns no real property which it uses in connection with the Business or any part thereof.

       4.7.      Personal Property. Inventories and Title to Property.

                 4.7.1. All Tangible Personal Property owned, leased or used by the Target Corporation is reflected in the Historical Financial Statements, and is in operating and working condition and fit for operation in the usual course of business, ordinary wear and tear excepted, and all such Tangible Personal Property (except for Inventories in transit) is located on premises covered by Leaseholds or owned by the Target Corporation.

                 4.7.2. (i) Except as set forth in Schedule 4.7, the Target Corporation has good and marketable title to all of its Assets, and a good and valid leasehold interest in all property leased by the Target Corporation, free and clear of all Liens.

                           (ii) All of the Improvements and Tangible Personal
                 Property owned or leased by the Target Corporation are being used and operated in material conformity with all applicable laws, statutes, codes, regulations and ordinances. The Assets are, in the aggregate, sufficient in all material respects to continue operating the Business as it is presently conducted and as it is contemplated to be conducted by the Target Corporation in the foreseeable future if the merger were not to take place.

                 4.7.3. A true and complete list of all Inventories of the Target Corporation as of September 30, 1998 has been delivered to Purchaser (the "Inventory List"). Substantially all of such Inventories are in good condition and usable in the ordinary course of the Business and in such quantities as will be utilized in the ordinary course consistent with past practice. As of the Closing Date, the Inventories of the Target Corporation will be of a quantity, mix, age, type and nature which are substantially similar to the Inventories set forth on the Inventory List.

       4.8. INTELLECTUAL PROPERTY RIGHTS. Except as set forth in Schedule 4.8, the Target Corporation does not own, or has ever owned, or licenses, or has ever licensed or obtained, the right to use, any Patents. The Target Corporation has not used any Trademarks or Trade Names in connection with the Business other than those listed on
       Schedule 4.8 and the Target Corporation validly owns, beneficially and of record, and holds the entire right, title and interest in and to, all of the Intellectual Property Rights (including, without limitation, the Know-how) used in the Business conducted by it, free and clear of any Lien. To the best of the Target Corporation's knowledge, the operation of the Business by the Target Corporation does not and will not infringe any patent, trade secret, trademark, intellectual property rights, or any other rights of any nature whatsoever of others. No action, suit or arbitration, or legal, administrative or other proceeding, or governmental investigation, is pending, nor has any claim been asserted or threatened, which involves any Intellectual Property Rights of or used by the Target Corporation, and no state of facts exists under which any such action, suit, arbitration, proceeding or investigation might be based. The Target Corporation is not subject to any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, nor has the Target Corporation entered into or is it a party to any Contract, which restricts or impairs the use of any such Intellectual Property Rights.

       4.9. LITIGATION. Except as set forth in Schedule 4.9, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, or any order, decree, judgment, settlement agreement or settlement order, in effect, in progress or pending, or to the best of the Target Corporation and the XCD Shareholders' knowledge, threatened against or relating to the Target Corporation, the Business or the Assets, nor does the Target Corporation nor the XCD Shareholders know or have reason to be aware of any basis for the same. Except as set forth in Schedule 4.9, the Target Corporation is not a party to any legal, administrative or Tax proceeding, or arbitration or mediation, of any kind or nature. Except as set forth in Schedule 4.9, there is no outstanding order, writ, injunction, judgment or decree of any court, governmental agency or arbitration tribunal or any settlement agreement or arrangement of any kind against, with, binding upon or involving any XCD Shareholder, the Target Corporation, the Business (or any part thereof) or any of the Assets.

       4.10. COMPLIANCE WITH LAWS. To the best knowledge of the management of the Target Corporation, the Target Corporation has complied and is currently in compliance in all material respects with all laws, ordinances, regulations, licensing requirements, rules, decrees, awards and orders applicable to it, the Business and the Assets including, without limitation, any thereof relating to wages, hours, hiring, promotions, retirement, working conditions, use and occupancy of the Improvements, air or water pollution, disposal of wastes or hazardous or toxic substances, other environmental matters, nondiscrimination, health, safety, pensions, employee benefits, except where the failure to comply would not, as to individual failures or as to all failures in the aggregate, have a material adverse effect on the Target Corporation, the Business or the Assets.

       4.11. ENTIRE BUSINESS. The Merger will effectively convey to the Surviving Corporation, directly or indirectly, unrestricted, unencumbered (except for any Liens identified in Schedule 4.7), l00% beneficial ownership of the entire Business. The Assets, properties and rights which will be owned, possessed or leased by the Target Corporation as of the Closing will constitute all of the tangible and intangible property used by the Target Corporation in connection with the conduct of the Business as now conducted, and will be transferred to the Surviving Corporation after giving effect to the Merger. Except for the sale of Inventories, disbursements of cash to pay Liabilities when due in the ordinary course of business or repay XCD Shareholder loans or pay Deferred Compensation obligations and collection of accounts receivable in the ordinary course of business, all of the Target Corporation's Assets on the date hereof shall be transferred to the Surviving Corporation as a result of the Merger.

       4.12.     CONTRACTS.

                 4.12.1. Schedule 4.12 contains a true and complete list of all Material Contracts to which the Target Corporation is a party or which are or will be binding upon the Target Corporation, the Business (or any part thereof) or the Assets. Except for the Material Contracts listed on Schedule 4.12 (true and complete copies of which have been previously delivered to Purchaser or, in the case of oral agreements, if any, descriptions of which are set forth on Schedule 4.12), and routine purchase orders sent or received in the ordinary course of business consistent with past practice, the Target Corporation is not a party to nor is any of the Assets or the Business bound or affected by any Material Contract.

                 4.12.2. The Target Corporation has in all material respects performed all material obligations required to be performed by it under all Material Contracts to which it is a party or by which it is bound, and will in all material respects perform all material obligations required to be performed by it under Material Contracts entered into after the date hereof Neither the Target Corporation nor, to the best of the Target Corporation' and the XCD Shareholders' best knowledge, any other party to a Material Contract with the Target Corporation, is in material default under any such Material Contract, and no event exists which with the giving of notice or the passage of time, or both, would create such a default.

                 4.12.3. Each of the Material Contracts has been, and each Material Contract entered into after the date hereof will be, lawfully entered into and is or will be valid and in full force and effect and is or will be enforceable in accordance with its terms for the period stated in such Material Contract. The Target Corporation has not received any notice of cancellation of(or notice of threat of cancellation of), nor are there any outstanding disputes under any Material Contracts.

                 4.12.4. Except as set forth on Schedule 4.12 the consummation of the transactions contemplated by this Agreement (including, without limitation, the Merger) does not require any consent under any Material Contract (pursuant to or due to the existence of an anti-assignment provision, in order to avoid or prevent a default or acceleration of obligations, or otherwise), and the consummation of the transactions contemplated by this Agreement (including, without limitation, the Merger) will not require any consent under any Material Contract entered into after the date hereof; in each case, which will not have been obtained by the Closing (and copies of such consents will be given to Purchaser on or prior to the Closing Date), and such consummation will not result in the termination of any right or privilege under any Material Contract now existing or entered into after the date hereof The Target Corporation has not received notice that any party to any Material Contract intends to cancel such Material Contract, nor has any party given the Target Corporation notice of any alleged breach of any Material Contract or of its intent to take any legal action in order to enforce its rights thereunder.

                 4.12.5. Except as set forth in Schedule 4.12 neither the Target Corporation nor any of the XCD Shareholders is a party to, nor is the Target Corporation or any of the XCD Shareholders or the Business (or any part or aspect thereof) bound by, any shareholders agreement, buy-sell agreement, non-competition agreement or arrangement or any other agreement or arrangement restricting or prohibiting, in any fashion, the way in which the Business (or any part or aspect thereof) is operated.

                 4.12.6. Schedule 4.12 includes all non-competition or other agreements or arrangements (if any) which restrict, in any fashion, any Person or Persons from competing with the Target Corporation or which otherwise are for the benefit of the Target Corporation or the Business (or any part or aspect thereof).

       4.13.     RECEIVABLES: PAYABLES.

                 4.13.1. The accounts receivable set forth in the Historical Financial Statements constitute all of the Receivables of the Business as of the respective dates thereof Except as set forth in Schedule 4.13, all of the Target Corporation's Receivables arose from valid sales and bona fide transactions in the ordinary course of business of the Target Corporation.

                 4.13.2. The Receivables, as reflected in the Historical Financial Statements and subsequent thereto through the date hereof are, to the best of the Target Corporation's knowledge, the genuine, valid and legally enforceable obligations of the account debtor thereunder and are not actually or contingently subject to any set-off or other defense on the part of such account debtor, or to any claim on the part of such account debtor denying liability thereunder; and represent bona fide transactions arising in the ordinary course of business, completed substantially in accordance with the terms and provisions contained in any agreements or documents related thereto. Target Corporation has not received any notice of and does not know of any counterclaim or set off with respect to any of the receivables.

                 4.13.3. A true, complete and correct schedule of the accounts receivable of the Target Corporation as of September 30, 1998 (or a more current date) showing aging on a 30, 60, 90 and over 90-day basis has been delivered to Purchaser.

                 4.13.4. All accounts payable and other Liabilities reflected in the Historical Financial Statements arose or will have arisen in the ordinary course of the Target Corporation's business. A true, complete and correct schedule of all accounts payable relating to or arising out of the operation of the Business of the Target Corporation as of September 30, 1998 (or a more current date) showing thereon any accounts payable which are 30, 60, 90 or more than 90-days past due and, with respect to any overdue amount, accompanied by an explanation as to why such amount is overdue, has been delivered to Purchaser.

       4.14. CERTAIN TRANSACTIONS. Except as set forth in Schedule 4.14, since September 30, 1998, the Target Corporation has conducted its business only in the ordinary course consistent with past practice and has not: (i) paid, or made any accrual or arrangement for the payment of; bonuses or special compensation of any kind or any severance or termination pay to any Employee; (ii) made any general wage or salary increases concerning its Employees or increased or altered in any material respect any other benefits or insurance provided to or maintained on behalf of any Employee or, except as set forth in Schedule 4.15, declared or paid any bonus to any Employee; (iii) mortgaged, pledged or subjected to Lien or any other restriction any of the Assets;
       (iv) sold, assigned or transferred or agreed to sell, assign or transfer any of the Assets which in' the aggregate exceed $10,000 in value, other than sales of Inventories in the ordinary course of business consistent with past practice; (v) granted any rights or licenses relating to any Intellectual Property Rights or entered into any licensing, franchise, agency, distributorship, requirements, output or similar arrangements;
       (vi) canceled or agreed to cancel any debts or claims; (vii) waived or agreed to waive any material rights (contractual or otherwise); (viii) made or permitted any amendment or termination of any Contracts other than in the ordinary course of business; (ix) effected any change in the accounting methods or principles used in connection with its books, records and financial statements; (x) suffered any damage, destruction, deterioration, impairment or loss to any Assets or the Business, whether or not covered by insurance, or suffered any event or condition of any character, which, individually or in the aggregate with others, might reasonably be expected to have a material adverse effect on the Target Corporation, the Business or the financial condition or prospects of the Target Corporation or the Business; (xi) suffered any material adverse change in its financial condition or operations; (xii) incurred, assumed or guaranteed or paid, discharged or satisfied, any obligations or Liabilities except in the ordinary course of business consistent with past practice or the repayment of XCD Shareholder loans or the payment of XCD's Deferred Compensation Obligations, as permitted by, Sections
       3.1.1 and 3.1.2. respectively, (xiii) suffered any default under, or suffered any event which with notice or lapse of time or both would constitute a default under any Contract, debt instrument or other agreement to which the Target Corporation is a party or by which it, the Business or any of the Assets is bound; (xiv) terminated or amended, or suffered a termination or amendment of; any License; (xv) made or paid any distributions, dividends or extraordinary payments to any of its shareholders other than salary and bonuses described in Schedule 4.15, except as otherwise described in this Agreement; or (xvi) entered into any transaction not in the ordinary course of business.

       4.15.     EMPLOYEES.

                 4.15.1. Schedule 4.15 contains a list setting forth the name and current annual salary and other compensation (of any kind) payable by the Target Corporation to each current Employee with compensation in excess of $35,000 per year, and the profit sharing, bonus or other form of additional compensation paid or payable by the Target Corporation to or for the benefit of each such person for the current fiscal year. Except as set forth herein or in Schedule 4.12 or under the employment, consulting or other agreements listed thereon or in Schedule 4.16, there are no oral or written contracts, agreements or arrangements obligating the Target Corporation to increase the compensation or benefits presently being paid or hereafter payable to any of its Employees or other persons or to pay any bonus. Except as set forth in Schedule 4.9, to the best knowledge of the management of the Target Corporation or the XCD Shareholders. there is not now, and there will not be as of the Closing Date, any liability or basis for liability of the Target Corporation arising out of claims made or suits brought (including, without limitation, workers' compensation claims and claims or suits for contribution to, or indemnification of; third parties, occupational health and safety, environmental, consumer protection or equal employment matters) for injury, sickness, disease, discrimination, death or termination of employment of any Employee or other employment matter attributable to an event occurring or a state of facts existing on or prior to the Closing Date and there is no threatened charge, complaint, allegation or other process or claim with regard to any of the foregoing.

                 4.15.2. Neither the Target Corporation nor any Affiliate of the Target Corporation is party to any collective bargaining agreement, written or oral, which covers any Employees or which is binding upon the Target Corporation. There have been, and there are, no strikes, grievances, disputes or controversies pending or, to the best of the Target Corporation's knowledge, threatened between the Target Corporation and any of its Employees or any union or other organization claiming to represent such Employees' interests. There is no request for union representation pending or, to the best of the Target Corporation's knowledge, no present union organizing or election activities in progress or threatened with respect to any Employees. There is no unfair labor practice complaint pending before the National Labor Relations Board or, to the best of the Target Corporation's knowledge, threatened against or relating to the Target Corporation or any of its Employees.

                 4.15.3. The Target Corporation has not engaged in any unfair labor practice or discrimination on the basis of race, age, gender, disability or otherwise in its employment conditions or practices with respect to Employees the effect of which, individually or in the aggregate, could have a material adverse effect on the Target Corporation, the Business or the Assets.

       4.16.     EMPLOYEE BENEFIT PLANS.

                 4.16.1. Schedule 4.16 annexed hereto contains a true and complete list of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance award, stock or stock-related award, fringe benefit or other employee benefit of any kind, whether formal or informal, proposed or final, funded or unfunded, and whether or not legally binding, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ("Employee Plan") which is now, or ever has been, maintained, contributed to, or required to be contributed to, for the benefit of any Employee, and each management, employment, severance or consulting agreement or contract between the Target Corporation and any Employee, each, an "Employee Agreement". There are no oral employment or consulting or similar arrangements (other than purely "at will" employments or arrangements) between the Target Corporation and any Person (each, an "Employee Agreement"). The Target Corporation will provide to Purchaser prior to the Closing: true and complete copies of all documents, if any, embodying each Employee Plan and Employee Agreement, including all amendments thereto and written interpretations thereof; the two most recent annual reports filed with respect to each Employee Plan required under ERISA the most recent summary plan description, if any, with respect to each Employee Plan required under ERISA the most recent favorable determination letter from the Internal Revenue Service, if applicable, with respect to each Employee Plan; and all material communications, if any, to any Employee relating to each Employee Plan.

                 4.16.2. Each Employee Plan that is intended to be qualified under the Internal Revenue Code has received a determination letter from the Internal Revenue Service to the effect that such Employee Plan and related trust are qualified and exempt from federal income taxes under Sections 40 1(a) and 50 1(a) (as amended by the Tax Reform Act of 1986 and subsequent legislation), respectively, and no such determination letter has been revoked or, to the best of the Target Corporation's knowledge, has revocation been threatened. Nothing has occurred or is expected to occur which would adversely affect the qualified status of any such Employee Plan or any related trust subsequent to the issuance of such determination letter.

                 4.16.3. The Target Corporation has performed in all material respects all obligations required to be performed under each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code. No Employee Plan is a defined benefit plan within the meaning of Section 3(3 5) of ERISA. No Employee Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA. The Target Corporation does not have any liability with respect to any defined benefit plan or multi-employer plan as a result of having been considered a "single employer" within the meaning of Section 414(b), (c), (m), (n) and (o) of the Internal Revenue Code, or otherwise, and there is no basis for such liability being imposed. There are no investigations, claims, suits or proceedings pending, or to the best of the Target Corporation's knowledge, threatened or anticipated (other than routine claims for benefits) against any Employee Plan or the assets of any Employee Plan, and, to the best of the Target Corporation's knowledge, there are no facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding. Each Employee Plan can be amended, terminated or otherwise discontinued prior to the Closing without liability to Purchaser, the Target Corporation or the Surviving Corporation. All premiums required by any Employee Plan have been paid thereunder. All contributions due to, and payments from, the Employee Plans that may have been required to be made have been made. No "prohibited transaction" within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA has occurred with respect to any Employee Plan, and, to the best of the Target Corporation's knowledge, no action or failure to act with respect to any Employee Plan could subject Purchaser, the Target Corporation, the Surviving Corporation or any Employee Plan to any tax, penalty or other liability, for breach of fiduciary duty or otherwise, under ERISA or any other applicable law, whether by way of indemnity or otherwise.

                 4.16.4.   With respect to any plan that, notwithstanding
                 Section 4.16.3 above. may be construed as a defined benefit plan of the Target Corporation, there has been no failure to make any contribution or pay any amount due as required by
                 Section 412 of the Internal Revenue Code Section 302 of ERISA or the terms of such defined benefit plan, and there has been no request for or receipt of any funding waiver from the Internal Revenue Service. No trust has been established in connection with such defined benefit plan pursuant to Section 4049 of ERISA (as in effect on December 17, 1987), and no liabilities that would have a material adverse effect on the condition of the Business have been asserted against the Target Corporation or any entity with which it would be considered a "single employer" in connection with the Pension Plan by the Pension Benefit Guaranty Corporation ('PBGC") or by a trustee appointed pursuant to Section 4042(b) or (c) of ERISA, and no Lien has been attached and neither the PBGC nor the Internal Revenue Service has threatened to attach a Lien on any Assets of the Target Corporation or any entity within which it would be considered a "single employer" as a result of any failure to comply with the Internal Revenue Code or the Treasury regulations thereunder or ERISA. Neither the Target Corporation nor any entity with which it is or would be considered a "single employer" has provided or is required to provide security to any such defined benefit plan pursuant to
                 Section 40 1(a) of the Internal Revenue Code. Neither the Target Corporation nor any entity with which it is or would be considered a "single employer" has incurred or reasonably expects to incur any Liabilities under Title IV of ERISA with respect to any such defined benefit plan. Neither the Target Corporation nor any entity with which it is or would be considered a "single employer" has transferred any assets or liabilities of such defined benefit plan which had, at the date of such transfer, "unfunded benefit liabilities" within the meaning of Section 400 1(a)(18) of ERISA. No "reportable event", within the meaning of Section 4043(b) of ERISA, has occurred with respect to any such defined benefit plan. As of September 30, 1998, no such defined benefit plan had any amount of "unfunded benefit liability", within the meaning of
                 Section 400 1(a)(18) of ERISA, and termination of any such defined benefit plan has not resulted and will not result in any liability to the Target Corporation or any entity with which it is or would be considered a "single employer", Purchaser or the Surviving Corporation.

                 4.16.5. The Target Corporation does not maintain or contribute to any Employee Plan which provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his retirement or termination of employment, and the Target Corporation has never promised, represented to, or contracted with (orally or in writing) any Employee (individually or as a group) that life insurance, medical or other employee welfare benefits would be provided upon their retirement or termination of employment.

                 4.16.6.   Each "group health plan" within the meaning of
                 Section 4980B(g)(2) of the Internal Revenue Code maintained by the Target Corporation or any entity with which the

                 Target Corporation is or would be considered a "single employer" has been administered in good faith in compliance with the continuation coverage requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), as set forth at Section 4980B of the Internal Revenue Code and any regulations promulgated or proposed thereunder (if such proposed regulations constitute substantial authority within the meaning of Section 6662 of the Internal Revenue Code and any regulations promulgated thereunder).

                 4.16.7. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) will not (either alone or when taken together with any additional or subsequent events) constitute an event under any Employee Plan or Employee Agreement that will or may result in any payment, upon a change in control or otherwise, whether of severance, accrued vacation, or otherwise, acceleration, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                 4.16.8. The Target Corporation (except to the extent that any of the following non-compliances, failures or liabilities would not, either individually or in the aggregate, have a material adverse effect on the Target Corporation), the Business or the Assets: (i) is in material compliance with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to all Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrearages of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) other than routine payments to be made in the normal course of business and consistent with past practice and reserved for on the September 30, 1998 balance sheet included within the Historical Financial Statements, is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, Social Security or other benefits for Employees.

                 4.16.9. No material promises or commitments have been made with respect to any Employee Plan of the Target Corporation other than in accordance with a reasonable interpretation of the terms of such Employee Plan. There is no plan or commitment, whether legally binding or not, to establish any new Employee Plan of the Target Corporation, to modify any Employee Plan or to enter into any new Employee Plan; nor has any intention or commitment to do any of the foregoing been communicated.

       4.17. LICENSES AND PERMITS. The Target Corporation has all Licenses necessary or appropriate for the operation of the Business and the use of its Assets and properties as presently operated or used by it except where the failure to obtain such Licenses would not, individually or in the aggregate, have a material adverse effect upon the Target Corporation, the Business or the Assets. All Licenses held by the Target Corporation are valid and in full force and effect and no proceedings which could result in the termination or impairment of any such License are pending, or, to the best of the Target Corporation's knowledge, threatened. The Target Corporation is not in violation of, has not received any notice of any violation of, nor, to the best of the Target Corporation's knowledge, does any state of facts exist which could lead to a penalty in respect of or termination of any License. The consummation of this Agreement (including without limitation the Merger) will not result in or create the loss or impairment of; or a reduction of the benefits or privileges conferred by, or an obligation to make payments of any kind to maintain, any License.

       4.18. TRANSACTIONS WITH AFFILIATES. Except as set forth in Schedule 4.18, the Target Corporation has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of; or acquired any capital stock, obligations or securities of, or made any management, consulting or similar fee arrangement with any Affiliate or any officer, director or stockholder of the Target Corporation, nor is the Target Corporation party to any agreement oral or written with respect to any of the foregoing.

       4.19. TRUTHFULNESS. No statement, representation or warranty of the Target Corporation in this Agreement (including the Exhibits and Schedules hereto) or in any written document or certificate delivered by or on behalf of the Target Corporation or the XCD Shareholders pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

       4.20. UNLAWFUL PAYMENTS. Neither the Corporation nor any director, officer or Employee thereof, nor, to the best of the Corporation's knowledge, any other Person (including, without limitation, any representative of; or broker for, the Corporation acting on behalf of the Corporation) has ever, directly or indirectly, on behalf of or with respect to the Corporation, had any transactions or payments which are not recorded in the Corporation's accounting books and records or disclosed in its financial statements, or had any off-book bank or cash accounts or "slush funds".

       4.21. INSURANCE. Schedule 4.21 contains a complete list of all insurance policies or binders insuring the property, assets or business liabilities of the Target Corporation and with respect to the Business, true and complete copies of which have been made available to Purchaser. All properties and assets of the Target Corporation are insured by reputable insurance companies against loss or damage by fire and other risks. Except as set forth in Schedule 4.21, the Target Corporation is in compliance with the terms of all policies and instruments of insurance it owns and coverage thereunder will not be affected by the transactions contemplated hereby (including, without limitation, the Merger). With respect to the Business, there are no pending or asserted material claims against such insurance by the Target Corporation as to which the insurers have denied liability. Schedule 4.21 sets forth each claim in excess of $10,000 (if any) made against said insurance for the preceding two (2) years (both insured and self-insured).

       4.22. ENVIRONMENTAL MATTERS. There has been no manufacture, refining, storage, disposal or treatment of Hazardous Substances (as hereinafter defined) by the Target Corporation at any real property currently or in the past owned, operated, used, leased or contracted for by the Target Corporation, or otherwise in violation of any Environmental Laws (as hereinafter defined) or which would require remedial action under any Environmental Law. During the past five years the Target Corporation has not received (a) notice of any such violation with respect to any Hazardous Substance at or by any of such real property, (b) notice from any governmental agency that the Target Corporation, or any present or former owner, lessee or operator of such real property, is a potentially responsible party for cleanup liability with respect to the emission, discharge or release of any Hazardous Substance or for any other matter arising under the Environmental Laws or in any litigation, administrative proceeding, finding, order, citation, notice, investigation or complaint under any Environmental Law, or (c) notice of violation, citation, complaint, request for information, order, directive, compliance schedule, notice of claim, proceeding or litigation from any party concerning the Target Corporation's compliance with any Environmental Law. All sewage is discharged into a public sanitary sewer system and no Hazardous Substances are emitted, discharged or released, directly or indirectly, by the Target Corporation into the atmosphere or any body of water. No permits, licenses or other authorizations issued pursuant to the Environmental Laws are required for the Target Corporation's use or occupancy of; or the Target Corporation's present use or occupancy of; any such real property. As used herein "Environmental Laws" means the Resource Conservation Recovery Act, the Comprehensive Environmental Responsibility Compensation and Liability Act, the Superfund
       Amendments and Reauthorization Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, the
       Clean Water Act, and other similar federal, state and local laws, as amended, together with all regulations issued or promulgated thereunder, relating to pollution, the protection of the environment or the health and safety of workers or the general public. As used herein "Hazardous Substance" means any hazardous substance, hazardous or toxic waste, hazardous material, pollutant or contaminant, as those or similar terms are used in the Environmental Laws, including, without limitation, asbestos and asbestos-related products, chlorofluorocarbons, oils or petroleum derived compounds, polychlorinated biphenyls, pesticides and radon.

       4.23. STATUS OF XCD SHAREHOLDERS. None of the XCD Shareholders is a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code.

       4.24. TAX MATTERS. The Target Corporation has filed all federal, state and local Tax returns and all information returns and reports required to be filed by or with respect to it under the laws of the United States or any state or other jurisdiction for all periods ending on or prior to the date hereof and will timely file all such returns and reports required to be filed from the date hereof through the Closing Date. True and complete copies of such reports and returns filed within three (3) years prior to the date hereof will be made available to Purchaser for inspection and copying and true and complete copies of all such returns and reports filed after the date hereof and on or before the Closing Date will be furnished to Purchaser upon request. All such reports and returns were or will be in all material respects accurately prepared in accordance with all applicable statutes, rules and regulations and are or will be correct as filed. The Target Corporation has paid all Taxes (including, without limitation, Taxes for which the Target Corporation is a collection agent - e.g., withholding, excise, sales, use, Social Security and similar Taxes) which have become due or payable (and will pay on or prior to the Closing Date all Taxes which have become due or payable on or prior to the Closing Date). The Target Corporation has never been included in a consolidated federal income tax return or combined. The Target Corporation is not a party to or has not been notified that it is the subject of any in pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority, and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection, for which the Target Corporation may be liable, has been asserted or threatened against it. The Target Corporation has not received any notice of deficiency, assessment or collection or proposed deficiency, assessment or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor does the Target Corporation have any reason to believe that any such notice will be received in the future. Except as set forth in Schedule 4.24, neither the Internal Revenue Service nor any state taxing authority has ever audited any Tax return of the Target

       Corporation. The charges, accruals and reserves shown in the Historical Financial Statements of the Target Corporation in respect of Taxes for all fiscal periods to date are adequate. There are no material unpaid assessments or proposals for additional Taxes for which the Target Corporation does not have adequate reserves, nor does the Target Corporation know of any basis therefor for any such period. To the best knowledge of the management of the Target Corporation and the XCD Shareholders, there are no Tax rulings, requests for rulings or closing agreements relating to the Target Corporation which could affect its liability for Taxes for any period. No power of attorney has been granted by the Target Corporation or any f its Affiliates with respect to any matter relating to Taxes of the Target Corporation which is currently in force. The Target Corporation has not executed or filed with the Internal Revenue Service or any other governmental authority any agreement which is still in effect waiving limitations on, or extending, the period for assessment or collection of any Taxes.

       4.25. NO SALE. The Target Corporation has not entered into any contract to sell, mortgage, pledge or encumber, directly or indirectly, any of its Assets (other than sales of Inventories in the ordinary course of business, consistent with past practice, and with respect to Liens disclosed in Schedule 4.7).

       4.26. BROKERS AND FINDERS. Except as set forth on Schedule 4.26, all negotiations on behalf of Target Corporation and the transaction contemplated hereby have been carried out directly by the parties hereto without the intervention of any broker, finder, investment banker or other third party representing Target Corporation or the XCD Shareholders. Neither Target Corporation nor any of the XCD Shareholders have engaged or authorized any broker, finder, investment banker or other party to act on their behalf, directly or indirectly, as a finder, investment banker, or in any other capacity in connection with this Agreement or the transactions contemplated hereby.

       4.27. PURCHASE COMMITMENTS. No purchase commitment of or by which the Target Corporation is bound which is not terminable on thirty (30) days notice or less is in excess of the normal, ordinary and usual requirements of the Business conducted by the Target Corporation or at an excessive price. The Target Corporation has delivered to Purchaser a true and complete list of the Target Corporation's purchase commitments through the date of this Agreement.

       4.28. CERTAIN REPORTS. The Target Corporation has filed all reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body or other governmental authority having jurisdiction over the Target Corporation, the Business conducted by it or the use of the Assets owned or used by it.

       4.29. CERTAIN PAYMENTS TO SHAREHOLDERS. Schedule 4.29 sets forth all amounts and benefits which have been paid or provided to any XCD Shareholder (or Affiliate or spouse or relative thereof) by the Target Corporation (whether as dividend, distribution, loan, loan repayment, salary, bonus or other payment or benefit) since January 1, 1998. No stockholder of the Target Corporation has received during, or in respect of; any period subsequent to September 30, 1998, any dividends or distributions or extraordinary payments whatever except for salary and bonuses at the respective compensation rates set forth in Schedule 4.15, and except as permitted under Section 3.1.2.

       4.30. BANK AND SECURITIES ACCOUNTS. Schedule 4.30 contains a true and complete list of the names and addresses of (a) all bank, investment and securities accounts of the Target Corporation, together with the names of all Persons authorized to draw thereon or withdraw therefrom, and (b) all Persons to whom powers of attorney have been granted by the Target Corporation. The cash and securities held in such accounts are not subject to restrictions or limitations as to withdrawals, margin balances or compensating balances. Schedule
       4.30 also includes all accounts, deposits or safe deposit boxes and the names of all Persons authorized to draw on such accounts or deposits or to have access to such safe deposit boxes. The books of account of the Target Corporation show all checks and drafts outstanding, and there are sufficient funds in the bank accounts listed on Schedule 4.30 to pay any and all checks or drafts presented, or outstanding, but not yet presented on said accounts.

       4.31. CHARTER DOCUMENTS. The Target Corporation has heretofore delivered to Purchaser true and complete copies of the Articles of Incorporation (certified by the Secretary of State of the State of California) and Bylaws of the Target Corporation as in effect on the date hereof The corporate minute, stock and transfer books of the Target Corporation (or copies thereof) have been made available to Purchaser for its inspection and are true and complete.

       4.32. CAPITALIZATION. The authorized capital stock of the Target Corporation and the number of issued and outstanding shares of capital stock of the Target Corporation, and the name of each stockholder thereof (as it appears on its, his or her stock certificate for such shares) as of the date hereof; together with the number of such shares owned by such stockholder on the date hereof; and the number of shares that will be owned by such stockholder on the Closing Date, are and will be (as applicable) as set forth in Schedule 4.32, which is true, correct and complete in all material respects, subject to amendment on or before the Closing Date. All outstanding shares of capital stock of the Target Corporation are (and will be at the Effective Time) duly authorized and validly issued, are and will be fully paid and nonassessable and were not and will not be issued in violation of any preemptive right, right of first refusal or any other contractual or legal restriction of any kind to which the Target Corporation is a party. Except as set forth in
       Schedule 4.32, there are no outstanding or authorized (a) securities of the Target Corporation convertible into or exchangeable for shares of capital stock or voting securities of the Target Corporation or (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, preemptive rights, rights of first refusal or other contractual rights or commitments that would require or obligate the Target Corporation to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting. securities of the Target Corporation. Except as set forth in Schedule 4.32, there are no outstanding obligations of the Target Corporation to repurchase, redeem or otherwise acquire any securities of the Target Corporation, and there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Target Corporation.

       4.33. OFFICERS AND DIRECTORS. The officers and directors of the Target Corporation on the date hereof are as set forth in Schedule 4.33.

       4.34. DIVIDENDS. All dividends and distributions paid by the Target Corporation have been legally and properly declared and paid in all respects, and no dividends or distributions have been made since December 31, 1997.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUBSIDIARY. As a material inducement to Target Corporation and the XCD Shareholders to enter into this Agreement, each of Purchaser and Merger Subsidiary represents and warrants to the Target Corporation and the XCD Shareholders, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, as follows:

       5.1. ORGANIZATION. Purchaser and Merger Subsidiary are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

       5.2. AUTHORITY. Each has full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. All proceedings required to be taken by or on the part of each to authorize such execution, delivery and consummation have been or will be duly and properly taken prior to the Closing Date. This Agreement has been duly executed and delivered by each and (assuming due authorization, execution and delivery by the Target Corporation and the XCD Shareholders) this Agreement constitutes, and such other agreements and instruments when duly executed and delivered will constitute, legal, valid and binding obligations of each enforceable against Purchaser and Merger Subsidiary in accordance with their respective terms. The execution and delivery by each of this Agreement and such other agreements and instruments and the consummation by each of the transactions contemplated hereby and thereby will not violate any law, or conflict with, result in any breach of; constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on any of the properties or assets of Purchaser or Merger Subsidiary pursuant to, the Certificate of Incorporation or Bylaws of either of them or any indenture, mortgage, lease, agreement or other instrument to which either of them is a party or by which either of them or any of their respective properties or assets is or are bound. Other than the filing of the Agreement of Merger with the Secretary of State and the California Franchise Tax Clearance, no approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority in the United States of America is required for the execution and delivery by Purchaser or the Merger Subsidiary of this Agreement and such other agreements and instruments or the cosummation by any of them of the transactions contemplated hereby or thereby.

       5.3. LITIGATION. Except as set forth on Schedule 5.3, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, or any order, decree, judgment, settlement agreement or order, in effect, in progress or pending, or to the best of Purchaser's or Merger Subsidiary's knowledge, threatened, against or relating to either of them, nor does either of them know or have reason to be aware of any basis for the same, which would individually or in the aggregate have a material adverse effect on the transactions contemplated by this Agreement, or the business, assets and properties of Purchaser or Merger Subsidiary. There is outstanding no order, writ, injunction, judgment or decree of any court, governmental agency or arbitration tribunal or any settlement agreement or arrangement which would individually or in the aggregate have a material adverse effect on the transactions contemplated by this Agreement, or the business, assets and properties of Purchaser or Merger Subsidiary.

       5.4. TRUTHFULNESS. No statement, representation or warranty of Purchaser or Merger Subsidiary in this Agreement or in any agreement, written document or certificate delivered by or on behalf of any of them pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

       5.5. CAPITALIZATION. The authorized capital stock of Purchaser consists of fifty million (50,000,000) shares of common stock, $.01 par value, and five million (5,000,000) shares of preferred stock of which approximately seven million five hundred (7,500,000) shares of common stock and zero (0) shares of preferred stock are issued and outstanding as of the date of this Agreement. All of the outstanding shares of Purchaser's common stock are duly authorized, validly issued, fully paid and nonassessable. The Troy Shares to be issued to the XCD Shareholders pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The authorized capital stock of Merger Subsidiary consists of 3,000 shares of common stock, having $.001 par value, of which one hundred
       (100) shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Merger Subsidiary are owned by Purchaser and are duly authorized, validly issued, fully paid and nonassessable shares of capital stock of such Merger Subsidiary. Merger Subsidiary was organized by Purchaser on October 16, 1998, and has not as of the date hereof engaged or participated in any business activities other than as contemplated by this Agreement.

       5.6. MATERIAL CHANGES. Since January 1, 1998, there has not occurred or arisen, other than as disclosed in this Agreement, (i) any material adverse change in the assets or liabilities or in the condition, financial or otherwise, or business, properties, earnings, net worth or prospects of Purchaser and its subsidiaries viewed as a whole, or (ii) any damage or destruction in the nature of a casualty or loss, whether covered by insurance or not, materially and adversely affecting any property or business of Purchaser and its subsidiaries viewed as a whole.

       5.7. NO DEFAULT. Purchaser is not in default in any material respect under any material agreement, lease or other document to which it is a party, or received written notice of or is, to the knowledge of any executive officer of Purchaser, a material violation of any law or order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, applicable environmental protection laws and regulations, equal employment and civil rights laws and occupational health and safety laws) the effects of which, individually or in the aggregate, would have a material adverse effect on the financial condition, results of operations or business of Purchaser and its subsidiaries viewed as a whole.

       5.8. BOARD AND SHAREHOLDER ACTION. The respective Boards of Directors and Shareholders of Purchaser and Merger Subsidiary, at duly held meetings, or by written consent in lieu thereof; by requisite vote, determined that the Merger is in the best interests of Purchaser and Merger Subsidiary and their respective stockholders approved this Agreement.

       5.9. COMPLIANCE WITH LAWS GENERALLY. To the knowledge of its executive officers, Purchaser is in compliance in all material respects with all statutes, rules and regulations applicable to it, its properties or its business operations, except where the failure so to comply would not, as to individual failures or all failures in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Purchaser. Without limiting the generality of the foregoing, to the knowledge of its executive officers, except where the failure so to comply would not, as to individual failures or all failures in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Purchaser. To the knowledge of its executive officers, Purchaser maintains all licenses, permits and governmental authorizations necessary or appropriate for the ownership of its properties and the conduct of its business the failure of which to maintain same would have a material adverse effect upon the assets or business of Purchaser and its subsidiaries viewed as a whole.

       5.10. FINANCIAL STATEMENTS. The financial statements, of Purchaser, as reflected in Purchaser's Registration Statement, draft dated August 4, 1998, (a) were prepared in accordance with the books of account and records of the Purchaser, (b) present fairly in all material respects the financial position and results of operations of the Purchaser as of the dates and for the periods indicated therein, (c) were prepared in accordance with GAAP throughout the periods covered thereby (except that the unaudited financial statements do not include notes which would otherwise be required by GAAP), and (d) make full and adequate disclosure of; and provision for, all material Liabilities of Purchaser and have adequate reserves for all taxes as of the dates thereof which are required to be disclosed by application of GAAP.

       5.11.     EMPLOYEE BENEFIT PLANS.

                 5.11.1. There has been made available to management of Target Corporation each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance award, stock or stock-related award, fringe benefit or other employee benefit of any kind, whether formal or informal, proposed or final, funded or unfunded, and whether or not legally binding, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ("Employee Plan") which is now, or ever has been, maintained, contributed to, or required to be contributed to, for the benefit of any employee on the same echelon of any subsidiary of Purchaser as management of Target Corporation will be as an employee of Merger Subsidiary. Upon request by management of Target Corporation, Purchaser will provide to management of Target Corporation prior to the Closing: true and complete copies of all documents, if any, embodying each Employee Plan and Employee Agreement, including all amendments thereto and written interpretations thereof; the two most recent annual reports, if any, filed with respect to each Employee Plan required under ERISA and the most recent summary plan description, if any, with respect to each Employee Plan required under ERISA the most recent favorable determination letter from the Internal Revenue Service, if applicable, with respect to each Employee Plan.

                 5.11.2. The Purchaser has performed in all material respects all obligations required to be performed under each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code. No Employee Plan is a defined benefit plan within the meaning of Section 3(3 5) of ERISA. No Employee Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA. The Purchaser does not have any liability with respect to any defined benefit plan or multi-employer plan as a result of having been considered a "single employer" within the meaning of Section 414(b), (c),
                 (m), (n) and (o) of the Internal Revenue Code, or otherwise, and there is no basis for such liability being imposed. There are no investigations, claims, suits or proceedings pending, or, to the best of the Purchaser's knowledge, threatened or anticipated (other than routine claims for benefits) against any Employee Plan or the assets of any Employee Plan, and, to the best of the Purchaser's knowledge, there are no facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding. All premiums required by any Employee Plan have been paid thereunder. All contributions due to, and payments from, the Employee Plans that may have been required to be made have been made. No "prohibited transaction" within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA has occurred with respect to any Employee Plan, and, to the best of the Purchaser's, knowledge, no action or failure to act with respect to any Employee Plan could subject Purchaser, the Surviving Corporation or any Employee Plan to any tax, penalty or other liability, for breach of fiduciary duty or otherwise, under ERISA or any other applicable law, whether by way of indemnity or otherwise.

                 5.11.3.   With respect to any plan that, notwithstanding
                 Section 5.11.2 above, may be construed as a defined benefit plan of the Purchaser, there has been no failure to make any contribution or pay any amount due as required by Section 412 of the Internal Revenue Code, Section 302 of ERISA or the terms of such defined benefit plan, and there has been no request for or receipt of any funding waiver from the Internal Revenue Service. No trust has been established in connection with such defined benefit plan pursuant to Section 4049 of ERISA (as in effect on December 17, 1987), and no liabilities that would have a material adverse effect on the condition of the business of the Purchaser have been asserted against the Purchaser or any entity with which it would be considered a "single employer" in connection with the Pension Plan by the Pension Benefit Guaranty Corporation ('PBGC") or by a trustee appointed pursuant to Section 4042(b) or (c) of ERISA, and no Lien has been attached and neither the PBGC nor the Internal Revenue Service has threatened to attach a Lien on any assets of the Purchaser or any entity within which it would be considered a "single employer" as a result of any failure to comply with the Internal Revenue Code or the Treasury regulations thereunder or ERISA. Neither the Purchaser nor any entity with which it is or would be considered a "single employer" has provided or is required to provide security to any such defined benefit plan pursuant to Section 40 1(a) Of the Internal Revenue Code. Neither the Purchaser nor any entity with which it is or would be considered a "single employer" has incurred or reasonably expects to incur any Liabilities under Title IV of ERISA with respect to any such defined benefit plan. Neither the Purchaser nor any entity with which it is or would be considered a "single employer" has transferred any assets or liabilities of such defined benefit plan which had, at the date of such transfer, "unfunded benefit liabilities" within the meaning of Section 400 1(a)(18) of ERISA. No "reportable event", within the meaning of Section 4043(b) of ERISA, has occurred with respect to any such defined benefit plan. As of September 30, 1998, no such defined benefit plan had any amount of "unfunded benefit liability", within the meaning of Section 4001(a)(18) of ERISA, and termination of any such defined benefit plan has not resulted and will not result in any liability to the Purchaser or any entity with which it is or would be considered a "single employer", or the Surviving Corporation.

                 5.11.4.   Each "group health plan" within the meaning of
                 Section 4980B(g)(2) of the Internal Revenue Code maintained by the Purchaser or any entity with which the Purchaser is or would be considered a "single employer" has been administered in good faith in compliance with the continuation coverage requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), as set forth at Section 4980B of the Internal Revenue Code and any regulations promulgated or proposed thereunder (if such proposed regulations constitute substantial authority within the meaning of Section 6662 of the Internal Revenue Code and any regulations promulgated thereunder).

                 5.11.5. The Purchaser (except to the extent that any of the following noncompliance's, failures or liabilities would not, either individually or in the aggregate, have a material adverse effect on the Purchaser), the business or the assets of the Purchaser: (i) is in material compliance with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to all employees of the Purchaser; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees of the Purchaser; (iii) is not liable for any arrearages of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) other than routine payments to be made in the normal course of business and consistent with past practice and reserved for on the September 30, 1998 balance sheet included within the Purchaser's financial statements, is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, Social Security or other benefits for employees of the Purchaser's said financial statements.

       5.13. Neither the Purchaser nor any Affiliate of the Purchaser is party to any collective bargaining agreement, written or oral, which covers any Employees or which is binding upon the Purchaser. There have been, and there are, no strikes, grievances, disputes or controversies pending or, to the best of the Purchaser's knowledge, threatened between the Purchaser and any of its employees or any union or other organization claiming to represent such employees' interests. There is no request for union representation pending or, to the best of the Purchaser's knowledge, no present union organizing or election activities in progress or threatened with respect to any employees of the Purchaser. There is no unfair labor practice complaint pending before the National Labor Relations Board or, to the best of the Purchaser's knowledge, threatened against or relating to the Purchaser or any of its employees.

       5.14. TAX MATTERS. The Purchaser has filed all federal, state and local tax returns and all information returns and reports required to be filed by or with respect to it under the laws of the United States or any state or other jurisdiction for all periods ending on or prior to the date hereof and will timely file all such returns and reports required to be filed from the date hereof through the Closing Date. All such reports and returns were or will be in all material respects accurately prepared in accordance with all applicable statutes, rules and regulations and are or will be correct as filed. The Purchaser has paid all taxes (including, without limitation, taxes for which the Purchaser is a collection agent - e.g., withholding, excise, sales, use, Social Security and similar taxes) which have become due or payable (and will pay on or prior to the Closing Date all taxes which have become due or payable on or prior to the Closing Date). The Purchaser is not a party to or has not been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, claim or assessment by or before the Internal Revenue Service or any other governmental authority, and no claim for assessment, deficiency or collection of taxes, or proposed assessment, deficiency or collection, for which the Purchaser may be liable, and which is material to the Purchaser, has been asserted or threatened against it. The Purchaser has not received any notice of any material deficiency, assessment or collection or proposed deficiency, assessment or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor does the Purchaser have any reason to believe that any such notice will be received in the future. The charges, accruals and reserves shown in the said Purchaser's financial statements in respect of taxes for all fiscal periods to date are, adequate. There are no material unpaid assessments or proposals for additional taxes for which the Purchaser does not have adequate reserves, nor does the Purchaser know of any basis therefor for any such period. To the best knowledge of the management of the Purchaser there are no tax rulings, requests for rulings or closing agreements relating to the Purchaser which could affect its liability for taxes for any period.

6.     FURTHER COVENANTS AND AGREEMENTS.

       6.1. CONDUCT OF BUSINESS. Without limiting in any way any rights of Purchaser or Merger Subsidiary under Section 7, during the period from the date of this Agreement to the Closing Date, or until this Agreement has been canceled in accordance with its terms, except as (i) otherwise consented to by Purchaser in writing, (ii) otherwise expressly permitted or contemplated under this Agreement, or (iii) otherwise required by law, the Target Corporation will:

                 6.1.1. carry on, and cause the Target Corporation to carry on its Business in, and only in, the usual, regular and ordinary course in the same manner as heretofore conducted and, to the extent consistent with such Business, use best efforts to preserve intact its present business organization and relationships with customers, vendors, suppliers, Employees and others having business relations with the Target Corporation,

                 6.1.2. not, and ensure that the Target Corporation does not, terminate or replace, or amend or modify' in any material respect, any of the Material Contracts, or waive any material obligation or right of any party under any such Material Contract;

                 6.1.3. not, and ensure that the Target Corporation does not, incur or increase any Indebtedness or Liabilities other than in the ordinary course of business consistent with past practice, or issue or sell any debt or equity securities, or pay any amount or make any distribution or dividend to any shareholder of the Target Corporation; provided however, the payments specified in Section 3.1 are expressly permitted.

                 6.1.4. not, and ensure that the Target Corporation does not, make any loan to any director, shareholder or Employee of the Target Corporation or grant to any Employee of the Target Corporation any unusual or non-routine increase in compensation, bonus, or any severance or termination pay, or enter into any new, or modify or amend any existing employment agreement with any Employee;

                 6.1.5. not, and ensure that the Target Corporation does not, adopt or amend in any material respect, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, or similar plan for the benefit of Employees of the Target Corporation,'

                 6.1.6. not, and ensure that the Target Corporation does not, fail to take any action required for the ordinary and usual operation of the Business;

                 6.1.7. not, and ensure that the Target Corporation does not, make any material change with respect to accounting policies or procedures;

                 6.1.8. not, and ensure that the Target Corporation does not, make any tax election of any kind;

                 6.1.9. not, and ensure that the Target Corporation does not, sell, assign, pledge, dispose of or encumber any of the Assets other than sales of Inventories to customers of the Target Corporation in the ordinary course of business consistent with past practice;

                 6.1.10. except as provided in Section 3.1, not, and ensure that the Target Corporation does not, pay, discharge or satisfy any claims, Liabilities, Indebtedness or obligations, other than the payment, discharge or satisfaction thereof when due and payable in the ordinary course of business consistent with past practice, and does not make any capital expenditures in excess of $10,000 in the aggregate (for the Target Corporation);

                 6.1.11. comply, and ensure that the Target Corporation complies, in all material respects, with its material obligations under the Material Contracts;

                 6.1.12. after written notification to, and consultation with, Purchaser, defend, initiate or proceed with, and cause the Target Corporation to defend, initiate or proceed with, as the case may be, any matter before any governmental, regulatory or administrative authority that is necessary to protect the Business or the Assets or any material part thereof,

                 6.1.13. cause the Target Corporation to (i) maintain the Assets in the same repair, order and condition as existed on September 30, 1998, (ii) maintain insurance for the Assets comparable in all material respects to that in effect on the date hereof, and (iii) in the event of casualty, loss or damage to any of the Assets prior to the Closing Date for which the Target Corporation is insured, either repair or replace such damaged assets with assets of industry grade quality and usefulness or, at the option of Purchaser, retain in the Target Corporation's bank account the proceeds of such insurance;

                 6.1.14. comply, and cause the Target Corporation to comply, with all legal and regulatory requirements applicable to the Target Corporation, the Business or the Assets, except where the failure to comply would not, individually or in the aggregate with other failures, have a material adverse effect on the condition (financial or otherwise) of the Target Corporation, the Business or the Assets;

                 6.1.15. not, and ensure that the Target Corporation does not, enter into any Material Contract or become obligated to enter into any Material Contract;

                 6.1.16. maintain, and cause the Target Corporation to maintain, its Records in the usual, regular and ordinary manner, and on a basis consistent with the Historical Financial Statements;

                 6.1.17. obtain and maintain, and cause the Target Corporation to obtain and maintain, all consents, authorizations and approvals from all appropriate federal, state and local governmental agencies or authorities which are necessary or required for the operation of the Business as presently or then conducted by it, as and when such consents, authorizations and approvals are necessary or required;

                 6.1.18. comply, and cause the Target Corporation to comply, with all applicable laws, rules, ordinances, regulations, codes, orders, decrees, licenses and permits of all applicable jurisdictions and governmental authorities or agencies relating to it, its properties, the Assets or the conduct of the Business, except where the failure to comply would not, individually or in the aggregate with other failures, have a material adverse effect on the condition (financial or otherwise) of the Target Corporation, the Business or the Assets;

                 6.1.19. use best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof and use best efforts to refrain from taking any action which would result in any of the conditions to Purchaser's or Merger Subsidiary's obligation to consummate the transactions contemplated by this Agreement being unsatisfied in accordance with the terms hereof,

                 6.1.20. collect, and cause the Target Corporation to collect, the Receivables in the ordinary course of business consistent with past practice, except to the extent it is in the best interests of the Target Corporation to accelerate or compromise (as the case may be) a Receivable;

                 6.1.21. pay, and cause the Target Corporation to pay, its trade accounts payable in the ordinary course of business consistent with past practice and not default under, or breach any term or provision of, or fail in any material respect to perform, or suffer or permit to exist any condition or event which, after notice or lapse of time, or both, would constitute a default under any Contract or any License, consent or insurance policy;

                 6.1.22. if the Target Corporation receives or becomes aware of any finding, order, complaint, citation or notice prior to Closing which states that any aspect of the Business or its operations or the condition of any of the Assets violates any law, rule, regulation or code of any governmental authority (each, an "Administrative Violation"), promptly notify Purchaser of the Administrative Violation, and remove or correct the Administrative Violation;

                 6.1.23. not directly or indirectly solicit or engage in discussions or negotiations with, or provide any information to or otherwise cooperate with, any other Person or entity which seeks to, or expresses an interest in, acquiring all or any substantial part of the Assets or the Business (either directly or by purchase of capital stock of the Target Corporation or merger), or directly or indirectly enter into any agreement with or grant any option to any third person or entity in connection with any transaction affecting the XCD Shares, the Assets, the Business or which is inconsistent with this Agreement;

                 6.1.24. not, and ensure that the Target Corporation does not, amend in any respect or for any reason the Articles of Incorporation or Bylaws of the Target Corporation or elect or appoint any new or additional director or officer of the Target Corporation or take any other action with respect to the capital stock, corporate structure or management or organic documents of the Target Corporation; and

                 6.1.25. pay, and cause to be paid, all Taxes payable by the Target Corporation when due and payable.

       The Target Corporation will promptly notify Purchaser of any material adverse change in the financial condition, results of operations, properties, Assets, or prospects of the Business. From the date hereof to the Closing, neither the Target Corporation, nor any XCD Shareholder, will take any action or engage in any transaction which would render any representation and warranty of the Target Corporation inaccurate in any material respect as of the date hereof or as of the Closing Date or as of any date between the date hereof and the Closing Date.


6.2.   THIRD PARTY CONSENTS.

                 6.2.1. The Target Corporation will use reasonable commercial efforts to obtain at the earliest practicable date and in any event before the Closing all consents, governmental authorizations, approvals, estoppel certificates and filings required to be obtained or made by either or which may be necessary for the consummation of the transactions contemplated by this Agreement to occur without causing impairment to, or loss of any Contract or License, or which are reasonably required by Purchaser or its counsel in writing.

                 6.2.2. On or prior to the Closing Date, the Target Corporation shall use reasonable commercial efforts to obtain all such waivers and consents under any Contract to which the Target Corporation is a party as are necessary to prevent a breach or violation of, or acceleration of, or default under, any such Contract as a result of the consummation of the transactions contemplated by this Agreement.

       6.3. ACCESS: INFORMATION. From the date hereof to and including the Closing Date or, 'if Closing does not occur, termination of this Agreement, the Target Corporation shall (a) afford to the officers, employees, attorneys, accountants and other authorized representatives of Purchaser reasonable access, during normal business hours, to the offices, plants, properties, books and records of the Target Corporation in order that Purchaser may have full opportunity to make such operational, legal, financial, accounting and other reviews or investigations of the Business and the Assets as Purchaser shall desire to make, (b) permit, and cause the Target Corporation's independent public accountants to permit, Purchaser's independent public accountants to inspect its work papers and other records relating to the Business and the Assets, and (c) furnish, and cause the officers and Employees of the Target Corporation to furnish, to Purchaser and its authorized representatives such additional financial and operating data and other information regarding the Target Corporation's assets, properties, contracts, goodwill and business including, without limitation, the Assets and the Business, as Purchaser' shall from time to time reasonably request including, without limitation, all interim financial and operating reports relating to the Business prepared by or for officers of the Target Corporation.

       6.4. AUDITED FINANCIAL STATEMENTS. The Target Corporation has caused to be prepared and delivered to Purchaser the Audited Financial Statements prepared by independent certified public accountants (the "Audit Accountants"). Purchaser acknowledges receipt of the Audited Financial Statements. The Target Corporation confirms that it will cause the Audit Accountants to provide to Purchaser and its auditors, upon request, all schedules, accountant's work papers and notes, and a detailed explanation of all assumptions used in conducting any prior audits, examinations or reviews of the Target Corporation's books, records and financial statements.

       6.5. INTERIM FINANCIAL STATEMENTS AND OTHER FINANCIAL REPORTS. As soon as they are prepared, but in all events no later than the thirtieth day of the month following the end of the respective months to which they relate (or, if applicable, the thirtieth day following the end of the fiscal quarter to which they relate), the Target Corporation shall deliver the applicable Interim Financial Statements to Purchaser, which shall be complete and accurate in all material respects. In addition, no later than the business day preceding, and no earlier than the fifth business day preceding, the Closing Date, the Target Corporation shall deliver to Purchaser the following, each as of the then most recent practicable date (but in all events as of a date no earlier than the tenth day preceding the Closing Date), each of which shall be complete and accurate in all material respects: (a) a list of its Inventories; (b) a schedule of its accounts receivable showing aging on a 30, 60, 90 and over 90-day basis; (c) a schedule of its accounts payable showing thereon any accounts payable which are 30, 60, 90 or more than 90-days past due; and (d) a list of its purchase commitments.

       6.6. INSURANCE PROCEEDS. If any Assets are destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall remain an Asset of the Business and the property of the Target Corporation, and such proceeds shall not be withdrawn by, or distributed to, any person.

       6.7. CALIFORNIA FRANCHISE BOARD TAX CLEARANCE. On or promptly following the execution and delivery of this Agreement, the appropriate parties shall cause to be executed and filed all documents necessary to obtain the California Franchise Tax Board Clearance.

       6.8. FINANCING. Purchaser shall have received (i) a commitment to borrow no less than the aggregate cash consideration required for this transaction from it's principal lender, and (ii) the lender's consent to this transaction, to enable Purchaser to consummate the transactions contemplated hereby. To the knowledge of Purchaser, there is no reason to believe such financing and consent will not be received.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND MERGER SUBSIDIARY. All obligations of Purchaser and Merger Subsidiary under this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived in whole or in part at the sole discretion of Purchaser:

       7.1. OPINION OF COUNSEL. Purchaser shall have received an opinion of Raymond Ridge, Esq., counsel to the Target Corporation and the XCD Shareholders addressed to Purchaser and Merger Subsidiary and dated the Closing Date, in form and content reasonably satisfactory to Purchaser and its counsel.

       7.2. PERFORMANCE BY TARGET CORPORATION AND XCD SHAREHOLDERS. All of the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Target Corporation and the XCD Shareholders on or before the Closing Date shall have been complied with and performed in all material respects.

       7.3. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Target Corporation and the XCD Shareholders in this Agreement shall have been true and correct in all material respects at the date hereof and as of the Closing Date with the same force and effect as though all such representations and warranties had been again made as of the Closing Date.

       7.4. NO ACTIONS OR PROCEEDINGS. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which may affect the right of Purchaser or the Merger Subsidiary directly or indirectly to own, operate or control, after Closing, the Target Corporation or the Business or any material portion thereof or which could have any material adverse effect on the Target Corporation, the Business or the Assets or the value or prospects of any of them.

       7.5. NO MATERIAL ADVERSE CHANGE. To the best knowledge of management of XCD, Incorporated and the XCD Shareholders, since January 1, 1998: (a) there shall have occurred no material adverse change in (i) the Business or Assets, the condition of the Target Corporation (financial or otherwise), or the results of operations of the Target Corporation or the Business, whether or not arising from transactions in the ordinary course of business, or (ii) the Target Corporation's prospects or its industry segment generally; (b)neither the Assets nor the Business shall have been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion or other calamity or casualty or any strike, labor disturbance, riot, act of God or the public enemy; and
       (c) no condemnation proceedings affecting any of the real property owned, Leaseholds or Improvements shall have been commenced and the Target Corporation shall have not received notice of the proposed commencement of any such proceedings.

       7.6. OFFICER'S CERTIFICATE. Purchaser and Merger Subsidiary shall have received from the Target Corporation and the XCD Shareholders, in form and substance reasonably satisfactory to Purchaser and its counsel, a certificate, dated the Closing Date, of the Target Corporation and the XCD Shareholders, as to the satisfaction of the conditions set forth in Sections 7.2, 7.3, 7.4 and 7.5, and as to such other matters as are reasonably required by Purchaser or its counsel.

       7.7. SATISFACTION OF COUNSEL. All corporate and other actions and proceedings of the Target Corporation in connection with the transactions contemplated hereby, all resolutions, documents and instruments incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received all such resolutions, documents and instruments, or copies thereof: certified if requested, as its counsel shall have reasonably requested.

       7.8. CONSENTS AND ESTOPPELS. All consents of third parties under any Contract or License, and all consents, orders, approvals and authorizations of; and registrations, qualifications and filings with, any regulatory or governmental authority, required in connection with the consummation of the transactions contemplated hereby (or of the kind referred to in Section 6.2), and all estoppel letters from landlords and lenders reasonably requested by Purchaser, shall have been obtained in form and content reasonably satisfactory to Purchaser.

       7.9. TITLE REPORTS. Lien, Judgment and Other Searches. Purchaser shall have received true and complete copies of the results of searches of appropriate title records, UCC filings, tax liens, fixture filings, judgments and pending judicial proceedings in each state and county in which the Target Corporation maintains (or has within the last five years maintained) an office as of an effective search date no earlier than 10 days prior to the Closing Date,, showing that there is on file in such records no effective encumbrance, UCC financing statement or federal, state or local Tax Lien, or other Lien, or judgment naming the Target Corporation or any trade names used in the conduct of the Business, except as described in Schedule 4.7 or otherwise disclosed to Purchaser in writing prior to the date hereof

       7.10. EMPLOYMENT AGREEMENTS. Certain of the Key Employees shall have executed and delivered to the Surviving Corporation their Employment Agreements, Exhibits "A-1" through "A-5" hereto, certain other employees shall have released and waived any rights to options from XCD,

       Incorporated and the consulting agreements between Advent Technology Incorporated and Advent Research, Incorporated and XCD, Incorporated shall have been canceled with no continuing liability or obligation to XCD, Incorporated or Merger Subsidiary.

       7.11. MERGER DOCUMENTS. XCD shall have executed and delivered to Merger Subsidiary, in suitable form for filing, the Agreement of Merger, Exhibit "B" hereto.

       7.12. CALIFORNIA FRANCHISE TAX BOARD CLEARANCE. The California Franchise Tax Board shall have issued a Tax Clearance Certificate for XCD.

       7.13. INVESTMENT LETTERS. Each XCD Shareholder shall have delivered to Purchaser an investment letter in form and substance acceptable to Purchaser and its counsel with respect to their acquisition of Troy Shares hereunder containing, among other things, the restrictions described in Sections 2.8 and 2.9 hereinabove.

       7.14. FINANCING. Purchaser shall have actually received the financing referred to in Section 6.8.

       7.15. NO DISSENTERS. There shall be no XCD Shareholders who have exercised their dissenter's rights under California law.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF XCD. All obligations of the Target Corporation under this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived in whole or in part at the sole discretion of the Target Corporation.

       8.1. OPINION OF COUNSEL. The Target Corporation and the XCD Shareholders shall have received an opinion of Raymond F. Schuler, Esq. or Oppenheimer Wolff & Donnelly LLP, counsel to Purchaser and Merger Subsidiary, addressed to the Target Corporation and dated the Closing Date, in form and content reasonably satisfactory to the Target Corporation, and its counsel.

       8.2. PERFORMANCE BY PURCHASER. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Purchaser or Merger Subsidiary on or before the Closing Date shall have been complied with and performed in all material respects.

       8.3. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser and Merger Subsidiary in this Agreement shall have been true and correct in all material respects at the date hereof and as of the Closing Date with the same force and effect as though all such representations and warranties had been again made as of the Closing Date.

       8.4. NO ACTIONS OR PROCEEDINGS. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which may affect the right of Purchaser or the Merger Subsidiary directly or indirectly to own, operate or control, after Closing, the Target Corporation or the Business or any material portion thereof; or which could have any material adverse effect on the Purchaser, the Business or the Assets of the Purchaser or the value or prospects of any of them.

       8.5. OFFICER'S CERTIFICATE. The XCD Shareholders shall have received from Purchaser and Merger Subsidiary, in form and substance reasonably satisfactory to them, a certificate, dated the Closing Date, of the President or any Vice President of each of Purchaser and Merger Subsidiary, certifying as to the satisfaction of the conditions set forth in Sections 8.2, 8.3 and 8.4 and as to such other matters as are reasonably required by Target Corporation or its counsel.

       8.6. EMPLOYMENT AGREEMENTS. The Surviving Corporation shall have executed and delivered to the Employees the Employment Agreements (Exhibits "A-1" through "A-5" hereto).

       8.7. SATISFACTION OF COUNSEL. All corporate and other actions and proceedings of Purchaser and Merger Subsidiary in connection with the transactions contemplated hereby, all resolutions, documents and instruments incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to the Target Corporation and the XCD Shareholders and their counsel, and such parties shall have received all such resolutions, documents and instruments, or copies thereof; certified if requested, as its counsel shall have reasonably requested.

       8.8. MERGER DOCUMENTS. Merger Subsidiary shall have executed and delivered to XCD, in suitable form for filing, the Agreement of Merger.

       8.9. MERGER CONSIDERATION. The Merger Consideration shall have been paid or reasonably satisfactory provisions for its payment shall have been made.

       8.10. The Target Corporation and the XCD Shareholders shall have received the opinion from Kieckhafer & Schiffer LLP as to that portion of the transaction which is tax free under Section 368 (a) (1) (A) of the Internal Revenue Code of 1986. as amended.

       8.11. The XCD Shareholders shall have received the Registration Rights Agreement in the form of Exhibit "C" attached hereto, duly executed by the Purchaser.

9.     INDEMNIFICATION.

       9.1.      INDEMNITIES.

                 9.1.1. Purchaser and Merger Subsidiary jointly and severally agree to indemnify and hold harmless the Target Corporation and the XCD Shareholders from, against and in respect of any and all Liabilities, losses, costs and expenses (including reasonable attorneys' fees and costs incurred before and at trial, at all tribunal levels, whether or not suit is instituted, and in establishing this right to indemnification) asserted against or suffered or incurred by the Target Corporation or any of the XCD Shareholders to the extent caused by or resulting from a breach by Purchaser or Merger Subsidiary of any of its representations, warranties, covenants or obligations herein contained.

                 9.1.2. The XCD Shareholders jointly and severally agree to indemnify and hold harmless the Purchaser and Merger Subsidiary from and against and in respect of any and all Liabilities, losses, costs and expenses (including reasonable attorneys' fees and costs incurred before and at trial, at all tribunal levels, whether or not suit is instituted, and in establishing this right to indemnification) asserted against, suffered or incurred by Purchaser or Merger Subsidiary to the extent caused by or resulting from (i) a breach by the Target Corporation or the XCD Shareholders of any of their representations, warranties, covenants or obligations herein contained; (ii) any tax liabilities of the Target Corporation accrued or incurred prior to the Closing; (iii) any liability or obligation arising in any way from any product manufactured or sole, or service rendered by the Target Corporation prior to the Closing; and (iv) any claims made by Employees or former Employees of the Target Corporation pertaining to services rendered or actions of or conditions at the Target Corporation prior to the Closing.

       9.2.      CLAIMS PROCEDURES.

                 9.2.1. In the event that any claim is asserted against the Surviving Corporation, Purchaser shall prepare a proposed statement of adjustment ("Statement of Adjustment") and deliver the Statement of Adjustment to Agent who shall have twenty (20) days to review and verify' the Statement of Adjustment (the "Review Period"). If Agent does not object in writing to the Statement of Adjustment within the Review Period, then the Statement of Adjustment shall be final and binding on all of the XCD Shareholders. If Agent does so object within the Review Period, then the parties shall meet as soon as practicable to attempt to resolve any such objection of Agent. If the parties agree in writing on a Statement of Adjustment, then the XCD Shareholders shall immediately pay their pro rata share of the amount set forth in the Statement of Adjustment.

                 9.2.2. If the parties cannot agree on a Statement of Adjustment within twenty (20) days after the Review Period, then the claim shall be settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association then in effect. The decision of a sole arbitrator shall, except for mistakes of law, be final and binding upon the parties hereto, and judgment upon the award rendered by the arbitrator, may be entered in any court having jurisdiction thereof The arbitrator shall be an existing or former judge of a court of record within the United States or an attorney in good standing admitted to practice for a period of at least ten (10) years within the United States. No arbitration shall involve parties other than the parties hereto and their respective successors and assigns or be in any respect binding with respect to any such other parties. The situs of the arbitration will be in the County of Orange, State of California. The parties to any arbitration arising hereunder shall have the right to take depositions and to obtain discovery regarding the subject matter of the arbitration and to use and exercise all of the same rights, remedies and procedures, and be subject to all of the same duties, liabilities, and obligations in the arbitration with respect to the subject matter thereof; as if the subject matter of the arbitration were pending in a civil action before a court of highest jurisdiction in the state where the arbitration is held. The arbitrator shall have the power to enforce said discovery by imposition of same terms, conditions, consequences, liabilities, sanctions and penalties as can be or maybe imposed in like circumstances in a civil action by a court of highest jurisdiction of the state in which the arbitration is held, except the power to order the arrest or imprisonment of a person. All costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne equaly by the parties.

                 9.2.3. In the event that any claim is asserted against the Surviving Corporation, or the Surviving Corporation is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is the subject of indemnification under Section 9.1.2., then the Agent shall be notified as promptly as possible. Agent shall have the right to join in the defense of said claim, action or proceeding at the Agent's (and the XCD

                 Shareholders') sole cost and expense. Unless the parties otherwise agree in writing as to the manner in which the Agent (or the XCD Shareholders) shall defend, compromise or settle (exercising reasonable business judgment) such claim, Purchaser and Merger Subsidiary shall be entitled to defend, compromise or settle such claim, for the account and at the risk of the Agent and the XCD Shareholders.

       9.3. LIMITATIONS. The respective rights of the parties to indemnification under this Agreement shall expire on, and shall be of no further force and effect after, the applicable time set forth in Section
       10.15. No indemnification shall be claimed or made until the party claiming indemnification shall have incurred damages in the aggregate amount of Twenty-Five Thousand Dollars ($25,000) and such indemnification shall only apply to the amount by which such claims exceed $25,000. Furthermore, the maximum amount indemnifiable shall be limited to $500,000 and payable solely by return to the Purchaser of unencumbered Troy Shares valued at $7.00 per share. The foregoing limitations shall not apply to claims which result from any criminal or fraudulent act or omission or any willful, intentional or knowing misrepresentation, breach of warranty or breach of covenant.

10.    MISCELLANEOUS.

       10.1. ATTORNEYS' FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement. or because of an alleged dispute. breach, default or misrepresentation in connection with any of the provisions of this Agreement. the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it, he or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

       10.2. EXPENSES. Except as otherwise specifically provided in this Agreement, each party will pay its own expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements.

       10.3. AMENDMENTS AND WAIVERS. The parties hereto may, by written agreement signed by the parties, modify any of the covenants or agreements or extend the time for the performance of any of the obligations contained in this Agreement or in any document delivered pursuant to this Agreement. My party hereto may waive, by written instrument signed by such party, any inaccuracies in the representations and warranties of another party or compliance by another party with any of its obligations contained in this Agreement or in any document delivered pursuant to this Agreement. This Agreement may be amended only by written instrument signed by the parties hereto.

       10.4. TRANSFERABILITY ASSIGNMENT. The rights and obligations of Purchaser and Merger Subsidiary shall not be assignable. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Nothing herein expressed or implied is intended to confer upon any person.. other than the parties hereto and their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement.

       10.5. TERMINATION. In the event that the Closing cannot be held because any of the conditions to the Closing cannot be fulfilled on or prior to November 14, 1998, or any extended date for the Closing agreed to by the parties hereto, none of the parties shall have any obligation or liability of any nature whatever to the other parties hereto, and all expenses incurred by any party hereto shall be for its own account, except as may otherwise be specifically provided in this Agreement; provided, however, that no party hereto shall be deemed to have waived any rights it may have arising from the breach or default of another party of any of the latter's representations, warranties, covenants or indemnities under this Agreement.

       10.6. NOTICES. Any notice, request or other document to be given hereunder to a party hereto shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, or by facsimile or telex, or an overnight air courier service, as follows:


If to Purchaser or Merger Subsidiary, addressed to it at:

                      Troy Group, Inc.
                      2331 South Pullman Street
                      Santa Ana, California 92705
                      Attention: Patrick J. Dirk, C.E.O.
                      Telecopier No.: (949) 250-9565

With a copy to:       Raymond F. Schuler, Esquire
                      c/o Oppenheimer Wolff & Donnelly LLP
                      500 Newport Center Drive, Suite 700
                      Newport Beach, California 92660
                      Telecopier No.: (714) 719-6030

If to the Target Corporation or to the XCD Shareholders (or any of them), addressed to it or them at:

                      XCD INCORPORATED
                      1692 Browning
                      Irvine, California 92606
                      Attention: Keith Sugawara, President
                      Telecopier No.: (949) 399-0825

With a copy to:       Raymond L Ridge. Esq.
                      660 Newport Center Drive. Ste. 780
                      Newport Beach, California 92660
                      Telecopier No.: (949) 718-0989

All such notices, requests and other documents shall be deemed to have been duly given at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, first class postage prepaid, return receipt requested, if mailed; when answered back, if telexed; when receipt confirmed, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by an overnight air courier service guaranteeing next day delivery. Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties hereto.

       10.7. GOVERNING LAW; CHOICE OF FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Subject to the claims procedures set forth in Section 9.2 hereof which shall take precedence with respect to indemnification matters covered by Section 9 hereof, the parties to this Agreement (and each other agreement executed in connection herewith or pursuant hereto) consent to jurisdiction for any action, suit or proceeding relating to this Agreement (and any agreement executed in connection herewith or pursuant hereto) in the courts of the United States of America sitting in Orange County in the State of California, or, if such courts shall not have jurisdiction over the subject matter thereof; in the courts of the State of California sitting in Orange County and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such action, suit or proceeding. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

       10.8. PARTIAL INVALIDITY. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, and is not reformed by such court, such holding shall not invalidate or render unenforceable any other provision hereof, except if such holding materially adversely affects a party's ability to realize the essential benefits of this Agreement.

       10.9. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       10.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, or by the execution and attachment of counterpart signature pages to one or more counterparts, but all of which together shall constitute one and the same instrument.

       10.11. ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits and the agreements, certificates and instruments delivered pursuant hereto or thereto, contain the entire agreement among the parties hereto, and supersede all prior agreements and undertakings between or among the parties hereto relating to the subject matter hereof and thereof; including, without limitation, any letter of intent or proposal executed or delivered by or on behalf of any of the parties prior to the date hereof

       10.12. PUBLIC ANNOUNCEMENTS. Neither party shall make any public announcements concerning the transactions contemplated by this Agreement or the consummation thereof without first obtaining the prior written consent of the other as to the content, form and timing of any such announcement (except that Purchaser may make such announcements, at such times, as Purchaser, in its sole discretion, deems necessary or appropriate to comply with applicable securities laws).

       10.13. GENDER. With respect to the language of this Agreement, the use of the masculine gender shall include the feminine and neuter, and the use of the neuter shall include the masculine and/or feminine, in each case, as the context reasonably requires.

       10.14. NO WAIVER: CUMULATIVE REMEDIES. No failure on the part of any party to exercise, and no delay in the exercise of, any right, power, privilege or remedy of such party hereunder, or under any other agreement or instrument executed in connection herewith or pursuant hereto, or pursuit of any particular right, power, privilege or remedy hereunder or thereunder at any particular time, singly or together with others, or any partial exercise thereof; shall operate as a waiver of, or preclude the exercise or availability of, any right, power, privilege or remedy of such party under this Agreement or any such other agreement or instrument executed in connection herewith or pursuant hereto.

       10.15. SURVIVAL. The representations, warranties, covenants and agreements contained in this Agreement, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and the Merger and the consummation of the transactions contemplated hereby, and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party or of the actual or constructive knowledge by any party of inaccuracy or breach thereof Notwithstanding any of the foregoing to the contrary, any claim asserting a breach of any of the representations and warranties of the parties set forth in Sections 4 or 5, or of any of the covenants of the parties set forth in Section 6, must be asserted in writing to the breaching party no later than the end of the 12th full month following the Closing Date, failing which such claim shall be barred, except that such limitation shall not apply to any criminal or fraudulent act or omission., or any willful, intentional or knowing misrepresentation. breach of warranty or breach of covenant.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                    "PURCHASER"

                    TROY GROUP, INC.,
                    a Delaware corporation

                    By: /c/ Patrick J. Dirk
                        -----------------------------------------------------
                        Patrick J. Dirk, Chairman and Chief Executive Officer

                    "MERGER SUBSIDIARY"

                    TROY MERGER SUBSIDIARY, INC.

                                   By: /s/ Patrick J. Dirk
                                       ---------------------------------
                                       Patrick J. Dirk,
                                       Chairman and Chief Executive Officer


                                   "TARGET CORPORATION"

                                   XCD INCORPORATED., a California corporation

                                   By: /s/ Keith Sugawara
                                       ---------------------------------
                                       Keith Sugawara, President


                                   "XCD SHAREHOLDERS"

                                     /s/ Keith Sugawara
                                     ---------------------------------
                                     Keith Sugawara


                                     /s/ Lee Aydelotte
                                     ---------------------------------
                                     Lee Aydelotte


                                     /s/ Jon Asahina
                                     ---------------------------------
                                     Jon Asahina


                                     /s/ William Hegardt
                                     ---------------------------------
                                     William Hegardt


                                     /s/ James Okubo
                                     ---------------------------------
                                     James Okubo


                                     /s/ Ronald Kanemura
                                     ---------------------------------
                                     Ronald Kanemura




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